UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended March 31, 2020

Worthy Peer Capital II, Inc.

(Exact name of registrant as specified in its charter)

Commission file number:	024-11150

Florida	84-3587018
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Boca Commerce Center 551 NW 77 Street Suite 212 Boca Raton, FL	33487
(Address of principal executive office)	(Zip Code)

(561) 288-8467

(Registrant’s telephone number, including area code)

Worthy II Bonds

(Title of each class of securities issued pursuant to Regulation A)

PART II

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This annual report contains forward looking statements that are subject to various risk and uncertainties and that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results, in contrast with statements that reflect historical facts. Many of these statements are contained under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” Forward-looking statements are generally identifiable by use of forward-looking terminology such as “anticipate,” “intend,” “believe,” “estimate,” “plan,” “seek,” “project” or “expect,” “may,” “will,” “would,” “could” or “should,” or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, or state other forward-looking information. Our ability to predict future events, actions, plans or strategies is inherently uncertain. Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, actual outcomes could differ materially from those set forth or anticipated in our forward-looking statements. Factors that could cause our forward-looking statements to differ from actual outcomes include, but are not limited to, those described under the heading “Risk Factors.” Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our views as of the date of this annual report. Furthermore, except as required by law, we are under no duty to, and do not intend to, update any of our forward-looking statements after the date of this annual report, whether as a result of new information, future events or otherwise.

You should read thoroughly this annual report and the documents that we refer to herein with the understanding that our actual future results may be materially different from and/or worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements including those made in Risk Factors appearing elsewhere in this annual report. Other sections of this annual report include additional factors which could adversely impact our business and financial performance. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Except for our ongoing obligations to disclose material information under the Federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events.

Item 1.	Business.

History and Overview

Worthy Peer Capital II, Inc., a Florida corporation, (the “Company,” “we,” “our,” “ours,” or “us”) was incorporated under the laws of the State of Florida in October 28, 2019. We are a wholly owned subsidiary of Worthy Financial, Inc., a Delaware corporation (“WFI”). On October 28, 2019, we issued 100 shares of our $0.001 per share par value common stock in exchange for $5,000 to WFI. WFI is the sole shareholder of the Company’s common stock. Worthy Lending II, LLC, a Delaware limited liability company formed on October 28, 2019 (“Worthy Lending II”), is our wholly owned subsidiary, through which we operate our business.

Our principal address is One Boca Commerce Center, 551 NW 77 Street, Suite 212, Boca Raton, FL, 33487. Our phone number is (561) 288-8467. Our websites are located at www.worthybonds.com and www.worthylending.com. The information which appears on, is contained or is accessible through our websites is not a part of, and is not incorporated by reference, into this Annual Report on Form 1-K.

We are currently conducting a Regulation A exempt offering (the “Offering”) of our Worthy II Bonds (the “Worthy II Bonds”) pursuant to an offering statement on Form 1-A under SEC File No. 024-11150 which was qualified by the Securities and Exchange Commission (“SEC”) on March 17, 2020. As of June 19, 2020, we have sold approximately $17,470,000 of Worthy II Bonds in the Offering.

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When used herein, the terms “we,” “us,” “ours,” “Worthy,” and the “Company” refers to Worthy Peer Capital II, Inc., a Florida corporation, and our wholly owned subsidiary Worthy Lending II, LLC, a Delaware limited liability company, and “WFI” refers to Worthy Financial, Inc., a Delaware corporation that is our parent company.

Background – the Worthy group of companies

We are a wholly owned subsidiary of WFI. WFI was organized in 2016 to create a “Worthy Community” in an effort to help members achieve financial wellness and to develop the Worthy Fintech Platform. WFI was initially targeting the millennials who are surpassing the baby boomers as the nation’s largest living generation. WFI’s management believes that the millennial demographic in large part has a basic distrust of old guard financial institutions, is burdened by student loans and other debt, changes employment frequently and is unable to save money and/or fund a retirement program. At the same time there are two rapidly growing trends – peer financing and robo investing.

WFI formed Worthy Peer Capital, Inc. (“Worthy Peer I”) in 2016. Worthy Peer I’s business model is centered around providing loans for small businesses including loans to manufacturers, wholesalers, and retailers secured by inventory, accounts receivable and/or equipment and purchase order financing. To a lesser extent, Worthy Peer I may also provide loans to other borrowers, acquire equity interests in real estate, make fixed income and/or equity investments, provide factoring financing and other types of loans and investments, provided the amount and nature of such activities does not cause it to lose its exemption from regulations as an investment company pursuant to the Investment Company Act of 1940, or the “40 Act.”

Following the qualification by the SEC of its offering statement on Form 1-A under SEC File No. 024-10766, in January 2018 Worthy Peer I began offering its Worthy Bonds in a Regulation A exempt offering, which it completed in March of 2020. In September 2018 Worthy Peer I began deploying the capital it had raised through sales of its Worthy Bonds in accordance with its business model. In March 2018, WFI launched the Fintech Platform and Worthy App, a free mobile app which provides tools to help people easily invest including through “spare change” round ups, as further described below. In August 2018 Worthy Peer I formed Worthy Lending, LLC, a Delaware limited liability company, or “Worthy Lending I,” as a wholly owned subsidiary. Worthy Lending I provides loan and investment origination and processing services for Worthy Peer I.

In October 2019 WFI began an internal reorganization to more efficiently utilize personnel at both WFI and Worthy Peer I, including Worthy Lending I. In October 2019 WFI formed Worthy Management, Inc. (“Worthy Management”) and WFI also formed our Company and formed our wholly owned subsidiary Worthy Lending II. Under this structure, Worthy Management, a wholly owned subsidiary of WFI, provides certain management services to us under the Amended and Restated Management Services Agreement (the “Management Services Agreement”) as further described below.

Our business model

We are an early stage company, which, through our wholly owned subsidiary Worthy Lending II, implements our business model. Our business model is centered around providing loans for small businesses including loans to manufacturers, wholesalers, and retailers secured by inventory, accounts receivable and/or equipment and purchase order financing. Inventory financing is a form of asset-based lending that allows retailers and wholesalers to use inventory as collateral to obtain a line of credit from us, and purchase order financing allows manufacturers and wholesalers to receive up to 100% of the funds needed to fill an order for specified merchandise when they are unable to do so on their own. To a lesser extent, we may also provide loans to other borrowers, acquire equity interests in real estate, make fixed income and/or equity investments, provide factoring financing and other types of loans and investments provided the amount and nature of such activities does not cause us to lose our exemption from regulations as an investment company pursuant to 40 Act. We have sold and continue to sell Worthy II Bonds in our Regulation A Offering to provide the capital for these activities.

Our Company’s mission is to primarily help investors save and invest and to help fuel American businesses. Proceeds from Worthy II Bonds sales have already started to be loaned and will continue to be loaned to growing companies who offer collateral such as inventory and accounts receivable to secure the funds.

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The Worthy II Bonds:

●	are priced at $10.00 each;
●	represent a full and unconditional obligation of our Company;
●	bear interest at 5% per annum, for clarification purposes, we will pay interest on interest (compounded interest) and credit such interest to bondholders’ Worthy accounts;
●	have a three-year term, renewable at the option of the bond holder for up to two additional three-year terms;
●	are redeemable at any time at the option of the holder subject to certain limitations as further discussed herein;
●	are subject to a call by us at any time;
●	are not payment dependent on any underlying small business or other loan; and
●	are unsecured.

The Company has generated minimal revenue and has a limited operating history. These conditions raise substantial doubt about the Company’s ability to continue as a going concern and our auditor raised substantial doubt about our ability to continue as a going concern in their audit report with respect to our audited consolidated financial statements for the fiscal year ended March 31, 2020. We expect to generate net income from the difference between the interest rates we charge borrowers or otherwise make from our permissible investments, including loan origination fees paid by borrowers, and the interest we will pay to the holders of Worthy II Bonds. We also expect to use approximately 5% of the proceeds from sales of Worthy II Bonds to provide working capital for our Company until such time as our revenues are sufficient to pay our operating expenses.

Until sufficient proceeds have been received by us from the sale of Worthy II Bonds in our Regulation A Offering we will rely on advances from our parent, WFI, as to which we have no assurances. WFI is not obligated to provide advances to us and there are no assurances that we will be successful in raising sufficient proceeds in our Regulation A Offering. If we do not raise sufficient funds in our Regulation A Offering or if our parent declines to make advances to us, we will not be able to fully implement our business plan, or may have to cease operations altogether. We will not be paying back any of the funds advanced to us by WFI and therefore there is no interest rate or maturity associated with such advances.

Worthy Fintech Platform

WFI has developed technology solutions, including the Worthy App and the Worthy Website, that facilitate the purchase of Worthy II Bonds and provide information on accounts of the Worthy Bond investors. We refer to these as the “Worthy Fintech Platform.” At the present time, access to the Worthy Fintech Platform is provided to us at a small cost, which thus far has totaled $8,275. In the future, however, we may enter into a license agreement with WFI covering the use of the platform. The terms of such agreement, however, are unknown at this time.

Worthy App

The Worthy App is designed to support the target market for our bonds which we believe is approximately 74 million millennials, who spend more than $600 billion a year. The Worthy App seeks to provide an easy way for our target market to micro invest including monetizing their debit card purchases, checking account linked credit card purchases and other checking account transactions by “rounding up” each purchase to the next higher dollar until the “round up” reaches $10.00 at which time the user can purchase a $10.00 Worthy II Bond. The Worthy App is available via the web at worthybonds.com or for Apple iPhone users from the Apple Store and for Android phone users from Google Play.

Procedurally, Worthy App users download the application and simply link their bank account to the Worthy App. If engaging in the round-up feature, they connect their debit card or credit card to the Worthy App. Every time the user shops or completes any checking account transaction, the Worthy App automatically rounds up their purchase to the next dollar, tracks the spare change and then permits the user to use it to invest in the Worthy II Bonds. The user’s bank accounts are monitored and the money is transferred via ACH once the round up amounts reach $10.00. Users can also make one time or recurring purchases of Worthy II Bonds.

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Worthy Website

The Worthy Website offers users the following features:

●	Available online directly from us. You can purchase Worthy II Bonds directly from us through the Worthy Website;
●	No purchase fees charged. We will not charge you any commission or fees to purchase Worthy II Bonds through the Worthy Website. However, other financial intermediaries, if engaged, may charge you commissions or fees;
●	Invest as little as $10. You will be able to build ownership in Worthy II Bonds over time by making purchases as low as $10;
●	Flexible, secure payment options. You may purchase Worthy II Bonds electronically or by wire transfer, and we will provide funding instructions; and
●	Manage your portfolio online. You can view your bond purchases, redemptions, interest payments and other transaction history online, as well as receive tax information and other reports.

Following your initial purchase of Worthy II Bonds, you can elect to participate in our auto-invest program, (“Auto-Invest Program,”) on the Worthy Website and Worthy App. This program allows you to automatically invest in additional Worthy II Bonds on a reoccurring basis (e.g., daily, weekly or monthly) subject to an amount and investment parameters that you designate.

Our Business

Under our business model, we generate revenue in multiple ways: through fees charged to borrowers, interest generated from each loan that we purchase or in which we participate and potentially fees from ancillary services that we introduce to our Worthy members and others provided by us.

We provide at least 60% of our assets for (i) loans to manufacturers, wholesalers, and retailers secured by inventory, accounts receivable and/or equipment; and (ii) purchase order financing. To a lesser extent (not more than 40%), we may also provide (i) secured loans to other borrowers; (ii) acquire equity interests in real estate; (iii) make fixed income and equity investments; and (iv) provide factoring financing, provided the amount and nature of such activities do not cause us to lose our exemption from regulations as an investment company pursuant to the Investment Company Act of 1940.

The retail inventory financing is a form of asset-based lending that allows retailers and wholesalers to use inventory as collateral to obtain a line of credit from us. The line of credit can be used to purchase additional inventory.

Purchase order financing allows manufacturers and wholesalers to receive up to 100 percent of the funds needed to fill an order for specified merchandise when they are unable to do so on their own.

Subject to the limitations described above, we may also purchase directly or indirectly accounts receivables in a factoring transaction. Factoring is a financial transaction and type of debtor financing in which a business sells its accounts receivables (i.e., invoices) to a third party called a factor at a discount.

Our Loan and Investment Portfolio

Commencing in March of 2020, the Company, through its wholly owned subsidiary Worthy Lending II, began loaning funds directly to borrowers. The first loan has a total commitment of $500,000, and an aggregate amount of $150,000 has been advanced through March 31, 2020, with a small business borrower based in the United States.

The gross balance due the Company at March 31, 2020 was $150,000. The loan pays interest at 18% per year. The loan agreement has customary loan origination fees, which have been netted against our loan costs with the net amount recorded as deferred revenue to be recognized as non-interest income over the term of the loan. The term of the loan is three years, with no prepayment penalty and generally pay interest only in year one, then begin paying interest and principal in later years. The loans are secured by the assets of the borrowers. This investment was funded by our sales of the Worthy II Bonds in our Regulation A Offering. In order to induce the Company to enter into this loan and consider making loans, the Company was granted a 17.5% non-dilutable membership interest in this borrower.

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The beginning balance of our loan loss reserve at October 28, 2019 was $0, the current period provision for expected losses is $0, the ending balance at March 31, 2020 was $0.

Our Regulation A Public Offering

We are currently conducting a Regulation A exempt offering (the “Offering”) of our Worthy II Bonds (the “Worthy II Bonds”) pursuant to an offering statement on Form 1-A under SEC File No. 024-11150 which was qualified by the Securities and Exchange Commission on March 17, 2020.

During the period ended March 31, 2020, the Company sold approximately $1,310,000 of Worthy II Bonds. The Worthy II Bonds have a three year term, renewable at the option of the bond holder, accrue interest at 5%, subject to a put by the holder (a discount of 1% may be charged but only if exercised during the first year and chargeable only against accrued interest), and are subject to a call by the Company at any time. The Company has up to 30 days to make payment on any redemption of $50,000 or greater.

The Company had approximately $1,100 of accrued interest related to these outstanding Worthy II Bonds at March 31, 2020. During the period ended March 31, 2020, approximately $11,000 of Worthy II Bonds, principal and interest were redeemed.

As of June 19, 2020 we have sold approximately $17,470,000 of Worthy II Bonds in the Offering.

Worthy II Bonds Rewards Program

The Company currently offers the opportunity to participate in the Worthy II Bond Rewards Program as described in detail below (the “Program”). The Company has created the Program to provide (i) investors who meet certain eligibility standards the opportunity to receive Worthy II Bonds as a thank you for becoming an investor, being an investor, or referring a friend or family member to open an account on the Worthy Fintech Platform to join the Worthy community and (ii) new members of the Worthy community who meet certain eligibility standards the opportunity to receive Worthy II Bonds as a thank you for opening an account on the Worthy Fintech Platform as a result of an eligible referral. An eligible investor or new member of the Worthy community as a result of an eligible referral will be presented with an offer to receive an award of our Worthy II Bonds (each a “Worthy II Bond Reward”). The offer presented to an individual will specify the eligibility criteria, the number of Worthy II Bonds subject to the award and any other terms or restrictions of the award if different from those specified in our Regulation A Offering Circular. Redemptions of Worthy II Bond Rewards will be fulfilled through Worthy II Bonds issued under the Regulation A Offering Statement. Unless otherwise specified in an offer communication, the offers the Company plans to make under the Program from time to time include:

Investor Offers

●	A Worthy II Bond Reward to an eligible investor to receive one Worthy II Bond (i) per one to ten Worthy II Bonds purchased by such eligible investor, with such number of purchased bonds to be set by the Company in its sole discretion from time to time, (ii) if such eligible investor invests in Worthy II Bonds as a result of certain advertisements suggesting opening an account on the Worthy Fintech Platform, and (ii) if such eligible investor opens a new IRA account on the Worthy Fintech Platform and the investor elects in its sole discretion to obtain a Worthy II Bond Reward rather than have all of his or her third party fees of the IRA covered by the Company, subject to the Applicable Restrictions (the “Investor Offer”). If the eligible investor meets more than one of the three items above, only one Worthy II Bond will be issued pursuant to a Worthy II Bond Reward, except it is possible more than one Worthy II Bond may be issued pursuant to a Worthy II Bond Reward per item (i) above. The Worthy II Bonds will be awarded at the account level. We will generally process a Worthy II Bond Reward for an Investor Offer and deposit the Worthy II Bond issued pursuant to the Worthy II Bond Reward in such investor’s account within 15 days following the date of the qualifying investment. An eligible investor will find his or her specific offer communication in his or her account on the Worthy App.

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Referral Offers

●	A Worthy II Bond Reward to each an eligible Referror and Referree to each receive one Worthy II Bond per eligible new member of the Worthy community for which an eligible existing investor (a “Referror”) refers an eligible new member of the Worthy community (a “Referree”) as a result of which the Referree has opened a qualifying account using a unique referral link designated to the Referror, subject to the Applicable Restrictions (the “Referral Offer”). The Referree would not be required to fund his or her account on the Worthy Fintech Platform in order for the Referror and the Referree to each receive a Worthy II Bond Reward. The Worthy II Bond will be awarded at the account level. The Referree’s account must be active and remain in good standing as of the date the Worthy II Bond Reward is redeemed. We will generally process a Worthy II Bond Reward for a Referral Offer and deposit the Worthy II Bond issued pursuant to the Worthy II Bond Reward in such Referror’s account and Referree’s account within 15 days following the date the Referree opens a qualifying account with the unique referral link designated to the Referror. The Worthy II Bond Reward is limited to the number of Worthy II Bonds per qualifying new Referree account specified in the Referral Offer communication, subject to a maximum of 50 Worthy II Bonds per Referror account and Referree account per calendar year. An eligible Referror and eligible Referree will each receive his or her specific offer communications, including the number of Worthy II Bonds he or she is eligible to receive as to eligible referrals, through his or her Worthy account dashboard.

We believe that the Program presents a unique opportunity to thank our investors for their loyalty and referrals and thank new members of the Worthy community for joining as a result of the referrals.

The following features are available to Program participants (“participants”) and Program participants must agree to certain terms:

●	Easy to Receive Awards. Participants can redeem Worthy II Bond Rewards in the Investor Offer and the Referral Offer through the link provided to them in their offer communication or through their account at www.worthybonds.com.

●	No Fees to Participate Worthy II Bond Rewards. A participant will be able to receive and redeem a Worthy II Bond Reward offer at no cost to the participant.

We reserve the right to add to, suspend, modify, or terminate the Program or any Worthy II Bond Rewards at any time. We may suspend at our sole discretion at any time the availability of the Program to any individual or participant suspected of acting in bad faith as to, or abusing, the Program. The Company will notice of any significant addition, suspension, modification, or termination of the Program to participants. The Company also reserve the right to change any administrative procedures of the Program without notice.

We will determine any question of interpretation arising under the Program, and any such determination will be final. Any action taken by us to effectuate the Program in the good faith exercise of our judgment will be binding on all parties.

Any questions regarding the Program should be referred to our customer care at support@worthy.us.

Eligibility

Participants are eligible to participate in the applicable offer under the Program if they meet the requirements outlined below.

●	Investor Offer Eligibility. A participant must be the primary account holder of an investment account with the Company as of the date of the awarding and redemption of the Worthy II Bond Reward, a U.S. resident of majority age and have received a Worthy II Bond Reward communication from us. A participant must also meet the Applicable Restrictions.

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●	Referral Offer Eligibility. In order for a participant to receive a Worthy II Bond Reward as a Referror for referring a friend or family member to join the Worthy community or as a Referree for joining the Worthy community, such Referree must open an account on the Worthy Fintech Platform and must have used to open the Referree’s account the unique referral link that we assigned to the Referror. The Referree would not be required to fund their account on the Worthy Fintech Platform in order for the Referror and the Referree to receive a Worthy II Bond Reward. The Referree’s account must be active and remain in good standing as of the date the Worthy II Bond Reward is redeemed. A participant must be a U.S. resident of majority age and have received a valid Referral Offer Worthy II Bond Reward communication from us and must meet the Applicable Restrictions. Worthy II Bond Rewards are limited to the number of Worthy II Bonds per qualifying new Referree account specified in the Referral Offer communication, subject to a maximum of 50 Worthy II Bonds per Referror and per Referree account per calendar year.

Applicable Restrictions

In order for an investor, Referror or Referree to be eligible for a Worthy II Bond Reward for purposes of Investor Offers and Referral Offers, respectively, the investor, Referror and Referree will be required to waive the right to demand repayment by the Company of the Worthy II Bonds issued pursuant to the Worthy II Bond Rewards for 90 days immediately following the date of issuance.

Certain types of investor, Referror and Referree accounts are excluded from eligibility to receive or redeem a Worthy II Bond Reward, including, but not limited to, government accounts, employee accounts, other accounts designated by the Company as “special” accounts, including without limitation, VIP accounts, and dealer accounts. To determine if an account is eligible, investors should check their account at the Worthy App or at www.worthybonds.com, or contact our customer service at support@worthy.us

The Program is currently available only to U.S. residents (including residents of Puerto Rico), and participants may only participate if they are of the age of majority for the state in which they reside. We may later allow foreign residents to join the Program, which may depend upon the country of residence and other factors as we determine in our discretion. Worthy II Bond Rewards under the Investor Offer are limited to 100 Worthy II Bonds per calendar year per investor. Worthy II Bond Rewards under the Referral Offer are limited to 50 Worthy II Bonds per calendar year per Offeror and per Offerree.

The Company reserves the right to determine that any investor, Referror or Referree is not eligible to receive or redeem a Worthy II Bond Reward. Accounts must be active and in good standing at the time of redeeming any offer under the Program.

Worthy II Bond Rewards are not transferable.

Electronic Book-Entry of Worthy II Bonds

Worthy II Bonds in the Program will be maintained in book-entry form. Physical certificates are not available.

Description of the Interest Rate Boost Program

If an investor purchases a minimum of $1,000 of Worthy II Bonds and agrees to waive the right to demand repayment by the Company of the Worthy II Bonds for 12 months immediately following the date of purchase, the Company may increase the rate of interest during such 12 month period on such Worthy II Bonds by 0.5% (as adjusted, 5.5%) to 1.0% (as adjusted 6.0%), which rate is to be determined by the Company from time to time at its sole discretion.

Marketing and Strategy

Our Bonds are marketed through our website, on-line information sources, social networks, and institutional (Colleges and universities, charities, trade associations and employer) sources of introduction and referral.

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Our strategy is to expand our network of online information, social networking, and institutional, (colleges and universities, charities, trade organizations, and employer) sources of introductions and referrals to our targeted users.

We are pursuing the following strategies:

●	Grow the Worthy community;
●	Market our products through digital and other social networking channels;
●	Establish strategic relationship with lending platforms; and
●	Establish strategic relationships with service providers.

Worthy Causes

The Worthy Causes program helps non-profit organizations generate contributions from “smaller” donors via the spare change “round-up” tool on the Worthy App. Donors painlessly gather and donate funds by investing the “spare change” from their daily purchases throughout the year. We believe this program will offer the following advantages:

●	Painless giving, donors support their causes without altering their lifestyle;
●	All giving is magnified by 5% interest; and
●	Supporting causes and small businesses in the process.

To participate in this program, the donor simply links a debit or credit card within the Worthy App and every time the card is used it rounds the transactions up to the next whole dollar (so, for instance, $1.57 is rounded-up to $2.00). Whenever the “rounded-up” spare change reaches $10.00, a purchase of our Worthy II Bonds is made. The proceeds from the bonds may then be donated to charitable causes. In addition to, or instead of, our round-up program, donors can also simply buy a desired number of bonds and donate them to the cause of their choice or they can set a recurring monthly amount to invest making it an easy way to contribute. Investors will not be charged any transfer fee for making contributions via the Worthy Causes program.

Operations – Management Services Agreement with Worthy Management

On March 5, 2020 we entered into an Amended and Restated Management Services Agreement (the “Management Services Agreement”) with Worthy Management, an affiliate, which is deemed operative beginning on January 1, 2020. Worthy Management was established in October 2019 as part of the internal reorganization of the operations of our parent, WFI. Prior to this operational restructure, our executive officers and other administrative personnel were employed by either WFI or by our sister company Worthy Peer I. As a result, once the operational restructure was complete effective January 1, 2020, our executive officers and the other personnel which provide services to us are all employed by Worthy Management. This personnel also provides services to WFI and Worthy Peer I, including its subsidiary.

The initial term of the Management Services Agreement will continue until December 31, 2024 and will automatically renew for successive one year terms. The Management Services Agreement can be terminated at any time upon 30 days’ prior written notice from one party to the other.

Under the terms of the Management Services Agreement, Worthy Management agreed to provide to the Company certain management services, personnel and office facilities, including all equipment and supplies, that are reasonable, necessary or useful for the day-to-day operations of the business of the Company, subject to such written direction provided by the Company to Worthy Management.

Pursuant to the Management Services Agreement, the Company agreed to reimburse Worthy Management for the costs incurred by Worthy Management in paying for the staff and office expenses for the Company under the Management Services Agreement. There is no interest rate or maturity associated with the obligations to reimburse Worthy Management under the Management Services Agreement. The reimbursement amount under the Management Services Agreement, is equal to the costs incurred by Worthy Management in paying for the staff and office expenses under the Management Services Agreement for the Company and consists of both a portion of the annual salaries and employee benefits of our executive officers and the other personnel employed by Worthy Management based upon the amount of time they devote to us, as well as a pro-rata allocation of office expenses.

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As of June 19, 2020, the Company has reimbursed Worthy Management under the Management Services Agreement in the amount of approximately $200,000.

Employees

We do not have any full time employees. We are dependent upon the services provided under the Management Services Agreement with Worthy Management for our operations.

Legal Proceedings

From time to time, we may become party to various lawsuits, claims and other legal proceedings that arise in the ordinary course of our business. We are not currently a party, as plaintiff or defendant, nor are we aware of any threatened or pending legal proceedings, that we believe to be material or which, individually or in the aggregate, would be expected to have a material effect on our business, financial condition or results of operation if determined adversely to us.

Our Principal Executive Offices

Our principal office is located at One Boca Commerce Center, 551 NW 77 Street, Suite 212, Boca Raton, FL, 33487. The space is approximately 2,500 square-feet, executive suite office space.

Worthy Management provides use of the office space to us under the terms of the Management Services Agreement described above. As described therein, we reimburse Worthy Management a portion of the total office expenses associated with this office space. As of June 19, 2020, the Company has reimbursed Worthy Management under the Management Services Agreement in the amount of approximately $200,000, $8,700 of which was related to costs incurred by Worthy Management in paying for office expenses under the Management Services Agreement.

We do not own any physical properties. If necessary, we believe we can find alternative office space without difficulty near our current location.

Competition

We compete with other companies that lend to small businesses. These companies include traditional banks, merchant cash advance providers, and newer, technology-enabled lenders. In addition, other technology companies that lend primarily to individual consumers, such as Lending Club and Prosper Marketplace, have already begun to focus, or may in the future focus, their efforts on lending to small businesses. We seek to, but may not be able to effectively compete with such competitors.

We believe we benefit from the following competitive strengths:

We are part of the Worthy Community. The Worthy App and websites (the “Worthy FinTech Platform”) are targeted to the millennials who are part of the fastest growing segment of our population. We believe that they have a basic distrust of traditional banking institutions yet they have a need to accumulate assets for retirement or otherwise. The Worthy FinTech Platform provides for a savings and investing alternative for the millennials.

We are part of the fast-growing online lending industry. Alternative lenders often provide a more appealing financing option to small businesses as they are usually more flexible than larger financial institutions on loan repayment terms and often approve loans much faster than banks. For example, online “peer-to-peer” lending website uses technology to meet market demand where traditional bank and institutional financing has become more difficult to obtain. Lenders often have significant cost advantages over banks, including lower overhead and the absence of branch offices and extensive sales forces. These efficiencies often make it easier for nonbanks to originate loans to borrowers whose options online were traditionally limited to banks.

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We focus on an underserved banking sector. Due to higher costs, we believe that banks cannot profitably serve the small business lending market for commercial loans below $500,000. Indeed, traditional banks have been exiting the small business loan market for over a decade. We believe our small business loan program enables us to profitably participate in loans at these levels.

Governmental Regulation

The sale of our Worthy II Bonds are subject to federal securities laws. The distribution of our Worthy II Bonds is also subject to the regulation by several states and we are registered as an issuer dealer in the State of Florida. The loans made by the us are also subject to state usury laws. Changes in laws or regulations or the regulatory application or judicial interpretation of the laws and regulations applicable to us could adversely affect our ability to operate in the manner in which we intend to conduct business or make it more difficult or costly for us to participate in or otherwise make loans. A material failure to comply with any such laws or regulations could result in regulatory actions, lawsuits, and damage to our reputation, which could have a material adverse effect on our business and financial condition and our ability to participate in and perform our obligations to investors and other constituents.

Additionally, the collection, processing, storage, use, and disclosure of personal data could give rise to liabilities as a result of governmental regulation, conflicting legal requirements, or differing views of personal privacy rights. We receive, collect, process, transmit, store, and use a large volume of personally identifiable information and other sensitive data from borrowers and purchasers of the Worthy II Bonds and services. There are federal, state, and foreign laws regarding privacy, recording telephone calls, and the storing, sharing, use, disclosure, and protection of personally identifiable information and sensitive data. Specifically, personally identifiable information is increasingly subject to legislation and regulations to protect the privacy of personal information that is collected, processed, and transmitted. Any violations of these laws and regulations may require us to change our business practices or operational structure, address legal claims, and sustain monetary penalties, or other harms to our business. The regulatory framework for privacy issues in the United States and internationally is constantly evolving and is likely to remain uncertain for the foreseeable future. The interpretation and application of such laws is often uncertain, and such laws may be interpreted and applied in a manner inconsistent with other binding laws or with our current policies and practices. If either we or our third-party service providers are unable to address any privacy concerns, even if unfounded, or to comply with applicable laws and regulations, it could result in additional costs and liability, damage our reputation, and harm our business.

No Public Market

Although under Regulation A the Worthy II Bonds are not restricted, Worthy II Bonds are still highly illiquid securities. No public market has developed nor is expected to develop for Worthy II Bonds, and we do not intend to list Worthy II Bonds on a national securities exchange or interdealer quotational system. Investors should be prepared to hold their Worthy II Bonds through their maturity dates as Worthy II Bonds are expected to be highly illiquid investments.

Emerging Growth Company Status

We are an “emerging growth company” as defined in the JOBS Act, which permits us to elect not to be subject to certain disclosure and other requirements that otherwise would have been applicable to us had we not been an “emerging growth company.” These provisions include:

●	reduced disclosure about our executive compensation arrangements;
●	no non-binding advisory votes on executive compensation or golden parachute arrangements; and
●	exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.

We may take advantage of these exemptions for up to five years or such earlier time as we are no longer an “emerging growth company.” We will qualify as an “emerging growth company” until the earliest of:

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●	the last day of our fiscal year following the fifth anniversary of the date of completion of our Regulation A offering;
●	the last day of our fiscal year in which we have annual gross revenue of $1.0 billion or more;
●	the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; or
●	the last day of the fiscal year in which we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or the “Exchange Act.”

Under this definition, we will be an “emerging growth company” upon completion of our Regulation A Offering and could remain an “emerging growth company” until as late as March 2025.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

RISK FACTORS

Investing in our securities involves risks. In addition to the other information contained in this annual report, you should carefully consider the following risks. The occurrence of any of the following risks might cause you to lose all or a part of your investment. Some statements in this annual report, including statements in the following risk factors, constitute forward-looking statements. Please refer to “Cautionary Note Regarding Forward-Looking Statements” for more information regarding forward-looking statements.

Risks Related to our Industry

The lending industry is highly regulated. Changes in regulations or in the way regulations are applied to our business could adversely affect our business.

Changes in laws or regulations or the regulatory application or judicial interpretation of the laws and regulations applicable to us could adversely affect our ability to operate in the manner in which we intend to conduct business or make it more difficult or costly for us to participate in or otherwise make loans. A material failure to comply with any such laws or regulations could result in regulatory actions, lawsuits, and damage to our reputation, which could have a material adverse effect on our business and financial condition and our ability to participate in and perform our obligations to investors and other constituents.

The initiation of a proceeding relating to one or more allegations or findings of any violation of such laws could result in modifications in our methods of doing business that could impair our ability to collect payments on our loans or to acquire additional loans or could result in the requirement that we pay damages and/or cancel the balance or other amounts owing under loans associated with such violation. We cannot assure you that such claims will not be asserted against us in the future.

Worsening economic conditions may result in decreased demand for loans, cause borrowers’ default rates to increase, and harm our operating results.

Uncertainty and negative trends in general economic conditions in the United States and abroad, including significant tightening of credit markets, historically have created a difficult environment for companies in the lending industry. Many factors, including factors that are beyond our control, may have a detrimental impact on our operating performance. These factors include general economic conditions, unemployment levels, energy costs and interest rates, as well as events such as natural disasters, acts of war, terrorism, and catastrophes.

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Our borrowers are small businesses. Accordingly, our borrowers have historically been, and may in the future remain, more likely to be affected or more severely affected than large enterprises by adverse economic conditions. These conditions may result in a decline in the demand for loans by potential borrowers or higher default rates by borrowers.

There can be no assurance that economic conditions will remain favorable for our business or that demand for loans in which we participate or default rates by borrowers will remain at current levels. Reduced demand for loans would negatively impact our growth and revenue, while increased default rates by borrowers may inhibit our access to capital and negatively impact our profitability. Further, if an insufficient number of qualified individuals and small businesses apply for loans, our growth and revenue would be negatively impacted.

We operate in a competitive market which may intensify, and competition may limit our ability to fully implement our business model and have a material adverse effect on our business, financial condition, and results of operations.

We operate in a competitive market which may intensify, and competition may limit our ability to fully implement our business model and have a material adverse effect on our business, financial condition, and results of operations. Our competitors may be able to have a lower cost for their services which would lead to borrowers choosing such other competitors over the Company. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of loans and investments, offer more attractive pricing or other terms and establish more relationships than us.

The recent outbreak of the coronavirus may cause an overall decline in the economy as a whole, and has already caused an unusually high redemption rate in 2020, and may materially harm our business, results of operations and financial condition.

If the recent outbreak of the coronavirus continues to grow, the effects of such a widespread infectious disease and epidemic may cause an overall decline in the economy as a whole. The coronavirus has already caused an unusually high redemption rate in 2020. The entire actual effects of the spread of coronavirus are difficult to assess at this time as the actual effects will depend on many factors beyond the control and knowledge of the Company. However, the spread of the coronavirus, if it continues may cause an overall decline in the economy as a whole and therefore may materially harm our business, results of operations and financial condition.

Competition for employees is intense, and we may not be able to attract and retain the highly skilled employees whom we need to support our business.

Currently, our staffing needs are provided to us by Worthy Management, Inc., a wholly owned subsidiary of our parent company. We may need to engage employees as our Company continues to grow. Competition for highly skilled personnel, especially data analytics personnel, is extremely intense, and we could face difficulty identifying and hiring qualified individuals in many areas of our business. We may not be able to hire and retain such personnel. Many of the companies with which we compete for experienced employees have greater resources than we have and may be able to offer more attractive terms of employment. In addition, we intend to invest significant time and expense in training our employees, which increases their value to competitors who may seek to recruit them. If we fail to retain our employees, we could incur significant expenses in hiring and training their replacements and the quality of our services and our ability to serve borrowers could diminish, resulting in a material adverse effect on our business.

Risks Related to Our Company

We are an early-stage startup with a limited operating history, and we may never become profitable.

We do not expect to be profitable in the near future. If we are unable to obtain or maintain profitability, we will not be able to attract investment, compete, or maintain operations.

There is substantial doubt about our ability to continue as a going concern.

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We are an early-stage startup with a limited operating history, and we may never become profitable. There is substantial doubt about our ability to continue as a going concern. The Company generated net losses and had cash used in operations of approximately $106,000 and $51,000, respectively, for the period ended March 31, 2020. At March 31, 2020 we had a shareholder’s deficit and accumulated deficit of approximately $56,000 and $106,000, respectively, and total liabilities exceeded total assets by approximately $56,000. These conditions raise substantial doubt about our ability to continue as a going concern. No assurances can be given that we will generate sufficient revenue or obtain necessary financing to continue as a going concern. No assurances can be given that we will achieve success in selling the remaining Worthy II Bonds.

We are dependent on advances from our parent company and the funds raised in our Regulation A Offering in order to be able to fully implement our business plan.

Until sufficient proceeds have been received by us from the sale of Worthy II Bonds in our Regulation A Offering we will rely on advances from our parent as to which we have no assurances. WFI is not obligated to provide advances to us and there are no assurances that we will be successful in raising sufficient proceeds in our Regulation A Offering. If we do not raise sufficient funds in our Regulation A Offering, or if our parent declines to make advances to us, we will not be able to fully implement our business plan, or may have to cease operations altogether.

If we do not raise sufficient funds in our Regulation A Offering or if our parent company declines to make advances to us we won’t be able to fully implement our business plan.

We have generated minimal revenues and we are dependent on the proceeds from our Regulation A Offering to provide funds to fully implement our business model. Given the uncertainty of the amount of Worthy II Bonds that we will sell makes it difficult to predict our planned operations. Until sufficient proceeds have been received by us from the sale of Worthy II Bonds we will rely on advances from our parent as to which we have no assurances. WFI is not obligated to provide advances to us and there are no assurances that we will be successful in raising proceeds in our Regulation A Offering. If we do not raise sufficient funds in our Regulation A Offering or if our parent company declines to make advances to us we won’t be able to fully implement our business plan, or may have to cease operations altogether.

We have a limited operating history in a rapidly evolving industry, which makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful.

We have a limited operating history in an evolving industry that may not develop as expected. Assessing our business and future prospects is challenging in light of the risks and difficulties we may encounter. These risks and difficulties include our ability to:

●	increase the number and total volume of loans and other credit products extended to borrowers;
●	improve the terms on which loans are made to borrowers as our business becomes more efficient;
●	increase the effectiveness of our direct marketing and lead generation through referral sources;
●	favorably compete with other companies that are currently in, or may in the future enter, the business of lending to small businesses;
●	successfully navigate economic conditions and fluctuations in the credit market; and
●	effectively manage the growth of our business.

We may not be able to successfully address these risks and difficulties, which could harm our business and cause our operating results to suffer.

If the information provided by borrowers is incorrect or fraudulent, we may misjudge a customer’s qualification to receive a loan, and our operating results may be harmed.

Our loan participation or loan decisions are based partly on information provided to us by loan applicants. To the extent that these applicants provide information to us in a manner that we are unable to verify, we may not be able to accurately assess the associated risk. In addition, data provided by third-party sources is a significant component of our underwriting process, and this data may contain inaccuracies. Inaccurate analysis of credit data that could result from false loan application information could harm our reputation, business, and operating results.

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Our risk management efforts may not be effective.

We could incur substantial losses, and our business operations could be disrupted if we are unable to effectively identify, manage, monitor, and mitigate financial risks, such as credit risk, interest rate risk, liquidity risk, and other market-related risk, as well as operational risks related to our business, assets, and liabilities. To the extent our models used to assess the creditworthiness of potential borrowers do not adequately identify potential risks, the risk profile of such borrowers could be higher than anticipated. Our risk management policies, procedures, and techniques may not be sufficient to identify all of the risks we are exposed to, mitigate the risks that we have identified, or identify concentrations of risk or additional risks to which we may become subject in the future.

We will rely on various referral sources and other borrower lead generation sources, including lending platforms.

Unlike banks and other larger competitors with significant resources, we intend to rely on our smaller-scale marketing efforts, affinity groups, partners, and loan referral services to acquire borrowers. We do not have exclusive rights to referral services, and we cannot control which loans or the volume of loans we are sent. In addition, our competitors may enter into exclusive or reciprocal arrangements with their own referral services, which might significantly reduce the number of borrowers we are referred. Any significant reduction in borrower referrals could have an adverse impact on our loan volume, which will have a correspondingly adverse impact on our operations and our Company.

Our loans may be unsecured obligations of our borrowers.

We believe that some of our loans may be unsecured obligations of the borrowers. This means that, for those loans, we will not be able to foreclose on any assets of our borrowers in the event that they default. This limits our recourse in the event of a default. We may also attract borrowers who have fewer assets and may be engaged in less developed businesses than our peers. If we are unable to access collateral on our loans that default, our results of operations may be adversely impacted.

A significant disruption in our computer systems or a cybersecurity breach could adversely affect our operations.

We rely extensively on our computer systems to manage our loan origination and other processes. Our systems are subject to damage or interruption from power outages, computer and telecommunications failures, computer viruses, cyber security breaches, vandalism, severe weather conditions, catastrophic events and human error, and our disaster recovery planning cannot account for all eventualities. If our systems are damaged, fail to function properly or otherwise become unavailable, we may incur substantial costs to repair or replace them, and may experience loss of critical data and interruptions or delays in our ability to perform critical functions, which could adversely affect our business and results of operations. Any compromise of our security could also result in a violation of applicable privacy and other laws, significant legal and financial exposure, damage to our reputation, loss or misuse of the information and a loss of confidence in our security measures, which could harm our business.

Our ability to protect the confidential information of our borrowers and investors may be adversely affected by cyber-attacks, computer viruses, physical or electronic break-ins or similar disruptions.

We process certain sensitive data from our borrowers and investors. While we have taken steps to protect confidential information that we receive or have access to, our security measures could be breached. Any accidental or willful security breaches or other unauthorized access to our systems could cause confidential borrower and investor information to be stolen and used for criminal purposes. Security breaches or unauthorized access to confidential information could also expose us to liability related to the loss of the information, time-consuming and expensive litigation and negative publicity. If security measures are breached because of third-party action, employee error, malfeasance or otherwise, or if design flaws in our software are exposed and exploited, our relationships with borrowers and investors could be severely damaged, and we could incur significant liability.

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Because techniques used to sabotage or obtain unauthorized access to systems change frequently and generally are not recognized until they are launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. In addition, federal regulators and many federal and state laws and regulations require companies to notify individuals of data security breaches involving their personal data. These mandatory disclosures regarding a security breach are costly to implement and often lead to widespread negative publicity, which may cause borrowers and investors to lose confidence in the effectiveness of our data security measures. Any security breach, whether actual or perceived, would harm our reputation, we could lose borrowers and investors and our business and operations could be adversely affected.

Any significant disruption in service on our platform or in our computer systems, including events beyond our control, could prevent us from processing or posting payments on loans, reduce the attractiveness of our marketplace and result in a loss of borrowers or investors.

In the event of a system outage and physical data loss, our ability to perform our servicing obligations, process applications or make loans available would be materially and adversely affected. The satisfactory performance, reliability and availability of our technology are critical to our operations, customer service, reputation and our ability to attract new and retain existing borrowers and investors.

Any interruptions or delays in our service, whether as a result of third-party error, our error, natural disasters or security breaches, whether accidental or willful, could harm our relationships with our borrowers and investors and our reputation. Additionally, in the event of damage or interruption, our insurance policies may not adequately compensate us for any losses that we may incur. Our disaster recovery plan has not been tested under actual disaster conditions, and we may not have sufficient capacity to recover all data and services in the event of an outage. These factors could prevent us from processing or posting payments on the loans, damage our brand and reputation, divert our employees’ attention, reduce our revenue, subject us to liability and cause borrowers and investors to abandon our marketplace, any of which could adversely affect our business, financial condition and results of operations.

We contract with third parties to provide services related to our online web lending and marketing, as well as systems that automate the servicing of our loan portfolios. While there are material cybersecurity risks associated with these services, we require that our vendors provide industry-leading encryption, strong access control policies, Statement on Standards for Attestation Engagements (SSAE) 16 audited data centers, systematic methods for testing risks and uncovering vulnerabilities, and industry compliance audits to ensure data and assets are protected. To date, we have not experienced any cyber incidents that were material, either individually or in the aggregate.

If our estimates of loan receivable losses are not adequate to absorb actual losses, our provision for loan receivable losses would increase, which would adversely affect our results of operations.

We maintain an allowance for loans receivable losses. To estimate the appropriate level of allowance for loan receivable losses, we consider known and relevant internal and external factors that affect loan receivable collectability, including the total amount of loan receivables outstanding, historical loan receivable charge-offs, our current collection patterns, and economic trends. If customer behavior changes as a result of economic conditions and if we are unable to predict how the unemployment rate, housing foreclosures, and general economic uncertainty may affect our allowance for loan receivable losses, our provision may be inadequate. Our allowance for loan receivable losses is an estimate, and if actual loan receivable losses are materially greater than our allowance for loan receivable losses, our financial position, liquidity, and results of operations could be adversely affected.

We will face increasing competition and, if we do not compete effectively, our operating results could be harmed.

We compete with other companies that lend to small businesses. These companies include traditional banks, merchant cash advance providers, and newer, technology-enabled lenders. In addition, other technology companies that lend primarily to individual consumers, such as Lending Club and Prosper Marketplace, have already begun to focus, or may in the future focus, their efforts on lending to small businesses. If we are not able to compete effectively with our competitors, our operating results could be harmed.

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Many of our competitors have significantly more resources and greater brand recognition than we do and may be able to attract borrowers more effectively than we do.

When new competitors seek to enter one of our markets, or when existing market participants seek to increase their market share, they sometimes undercut the pricing and/or credit terms prevalent in that market, which could adversely affect our market share or ability to explore new market opportunities. Our pricing and credit terms could deteriorate if we act to meet these competitive challenges. Further, to the extent that the fees we pay to our strategic partners and borrower referral sources are not competitive with those paid by our competitors, whether on new loans or renewals or both, these partners and sources may choose to direct their business elsewhere. All of the foregoing could adversely affect our business, results of operations, financial condition, and future growth.

The collection, processing, storage, use, and disclosure of personal data could give rise to liabilities as a result of governmental regulation, conflicting legal requirements, or differing views of personal privacy rights.

We receive, collect, process, transmit, store, and use a large volume of personally identifiable information and other sensitive data from borrowers and purchasers of the Worthy II Bonds and services. There are federal, state, and foreign laws regarding privacy, recording telephone calls, and the storing, sharing, use, disclosure, and protection of personally identifiable information and sensitive data. Specifically, personally identifiable information is increasingly subject to legislation and regulations to protect the privacy of personal information that is collected, processed, and transmitted. Any violations of these laws and regulations may require us to change our business practices or operational structure, address legal claims, and sustain monetary penalties, or other harms to our business.

The regulatory framework for privacy issues in the United States and internationally is constantly evolving and is likely to remain uncertain for the foreseeable future. The interpretation and application of such laws is often uncertain, and such laws may be interpreted and applied in a manner inconsistent with other binding laws or with our current policies and practices. If either we or our third-party service providers are unable to address any privacy concerns, even if unfounded, or to comply with applicable laws and regulations, it could result in additional costs and liability, damage our reputation, and harm our business.

We are reliant on the efforts of Sally Outlaw and Alan Jacobs.

We rely on our management team and need additional key personnel to grow our business, and the loss of key employees or inability to hire key personnel could harm our business. We believe our success has depended, and continues to depend, on the efforts and talents of our executive officers, Sally Outlaw and Alan Jacobs. Ms. Outlaw and/or Mr. Jacobs have expertise that could not be easily replaced if we were to lose any or all of their services.

The nature of our business may subject us to regulation as an investment company pursuant to the Investment Company Act of 1940.

We believe that we fall within the exception of an investment company provided by Section 3(c)(5)(A) and/or Section 3(c)(5)(B) of the Investment Company Act of 1940. Section 3(c)(5)(A) provides an exemption for a company that is primarily engaged in purchasing or otherwise acquiring notes representing part or all of the sales price of merchandise and/or services. Section 3(c)(5)(B) provides an exemption for a company that is primarily engaged in making loans to manufacturers, wholesalers and retailers of and to prospective purchasers of specified merchandise and/or services. If for any reason we fail to meet the requirements of the exemptions provided by Section 3(c)(5)(A) or 3(c)(5)(B) we will be required to register as an investment company, which could materially and adversely affect our proposed plan of business.

Compliance with Regulation A and reporting to the SEC could be costly.

Compliance with Regulation A could be costly and requires legal and accounting expertise. We are required to file an annual report on Form 1-K, a semiannual report on Form 1-SA, and current reports on Form 1-U.

Our legal and financial staff may need to be increased in order to comply with Regulation A. Compliance with Regulation A will also require greater expenditures on outside counsel, outside auditors, and financial printers in order to remain in compliance. Failure to remain in compliance with Regulation A may subject us to sanctions, penalties, and reputational damage and would adversely affect our results of operations.

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We are subject to the risk of fluctuating interests rates, which could harm our planned business operations.

We expect to generate net income from the difference between the interest rates we charge borrowers or otherwise make from our permissible investments, including loan origination fees paid by borrowers, and the interest we will pay to the holders of Worthy II Bonds. Due to fluctuations in interest rates, we may not be able to charge borrower’s an interest rate sufficient for us to generate income, which could harm our planned business operations

We are required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. Therefore, we are subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not “emerging growth companies,” and our investors could receive less information than they might expect to receive from exchange traded public companies.

We are required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. The ongoing reporting requirements under Regulation A are more relaxed than for “emerging growth companies” under the Exchange Act. The differences include, but are not limited to, being required to file only annual and semiannual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer’s fiscal year, and semiannual reports are due within 90 calendar days after the end of the first six months of the issuer’s fiscal year. Therefore, our investors could receive less information than they might expect to receive from exchange traded public companies.

Risks Related to Worthy II Bonds

The characteristics of the Worthy II Bonds, including maturity, interest rate, lack of collateral security or guarantee, and lack of liquidity, may not satisfy an investors investment objectives.

The Worthy II Bonds may not be a suitable investment for an investor, and we advise all investors to consult their investment, tax and other professional financial advisors prior to purchasing Worthy II Bonds. The characteristics of the notes, including maturity, interest rate, lack of collateral security or guarantee, and lack of liquidity, may not satisfy an investor’s investment objectives. The Worthy II Bonds may not be a suitable investment for an investor based on their ability to withstand a loss of interest or principal or other aspects of their financial situation, including income, net worth, financial needs, investment risk profile, return objectives, investment experience and other factors. Prior to purchasing any Worthy II Bonds, all investors should consider their investment allocation with respect to the amount of their contemplated investment in the Worthy II Bonds in relation to their other investment holdings and the diversity of those holdings.

Holders of Worthy II Bonds are exposed to the credit risk of our Company.

Worthy II Bonds are our full and unconditional obligations. If we are unable to make payments required by the terms of the notes, you will have an unsecured claim against us. Worthy II Bonds are therefore subject to non-payment by us in the event of our bankruptcy or insolvency. In an insolvency proceeding, there can be no assurances that you will recover any remaining funds. Moreover, your claim may be subordinate to that of any senior creditors and any secured creditors to the extent of the value of their security.

The Worthy II Bonds are unsecured obligations.

The Worthy II Bonds do not represent an ownership interest in any specific Worthy loans, their proceeds, or their assets. The Worthy II Bonds are unsecured general obligations of Worthy only and not any Worthy borrower. The Worthy II Bonds will be general unsecured obligations, and will rank equally with all of our other unsecured debt unless such debt is senior to or subordinate to the Worthy II Bonds by their terms. We may issue secured debt in our sole discretion without notice to or consent from the holders of Worthy II Bonds. Therefore as unsecured obligations, there is no security to be provided to the holders of the Worthy II Bonds.

There is no public market for Worthy II Bonds, and none is expected to develop.

Worthy II Bonds are newly issued securities. Although under Regulation A the securities are not restricted, Worthy II Bonds are still highly illiquid securities. No public market has developed nor is expected to develop for Worthy II Bonds, and we do not intend to list Worthy II Bonds on a national securities exchange or interdealer quotational system. Investors should be prepared to hold their Worthy II Bonds through their maturity dates as Worthy II Bonds are expected to be highly illiquid investments.

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Holders of the Worthy II Bonds have no voting rights.

Holders of the Worthy II Bonds have no voting rights and therefore will have no ability to control the Company. The Worthy II Bonds do not carry any voting rights and therefore the holders of the Worthy II Bonds will not be able to vote on any matters regarding the operation of the Company. Holders of the Worthy II Bonds have no right to vote upon or receive notice of any corporate actions we may undertake which they might otherwise have if they owned equity in our Company.

There is a risk that the Worthy Website and the Worthy APP may be hacked.

We receive, collect, process, transmit, store, and use a large volume of personally identifiable information and other sensitive data from borrowers and purchasers of the Worthy II Bonds and services on the Worthy Website and the Worthy App. There is a risk that the Worthy Website and the Worthy APP may be hacked. Worthy II Bonds are and will be issued by computer-generated program on our website and electronically signed by us in favor of the investor. The Worthy II Bonds are and will be stored by us and will remain in our custody for ease of administration. In today’s environment, cyberattacks are perpetrated by identity thieves, unscrupulous contractors and vendors, malicious employees, business competitors, prospective insider traders and market manipulators, so-called “hacktivists,” terrorists, state-sponsored actors and others. Many companies that utilize technology in the business operations, such as ours are subject to the risk that they may be hacked. Even the most diligent cybersecurity efforts will not address all cyber risks that the Company faces. We cannot assure you that we’ll be able to prevent any such hacks by third parties, and if we experience these hacks, the effects would case an adverse effect on our business operations and will jeopardize the privacy of our users data, and can lead to us having to cease operations altogether.

The Worthy II Bond Holders may be subject to a servicing fee upon transfer.

The Worthy II Bonds are transferable except a servicing fee of up to 1% may be charged for the transfer of Worthy II Bonds to third parties, which charge would only be made against accrued interest.

Because the Worthy II Bonds will have no sinking fund, insurance, or guarantee, you could lose all or a part of your investment if we do not have enough cash to pay.

There is no sinking fund, insurance or guarantee of our obligation to make payments on the Worthy II Bonds. We will not contribute funds to a separate account, commonly known as a sinking fund, to make interest or principal payments on the Worthy II Bonds. The Worthy II Bonds are not certificates of deposit or similar obligations of, and are not guaranteed or insured by, any depository institution, the Federal Deposit Insurance Corporation, the Securities Investor Protection Corporation, or any other governmental or private fund or entity. Therefore, if you invest in the Worthy II Bonds, you will have to rely only on our cash flow from operations and other sources of funds for repayment of principal at maturity or redemption and for payment of interest when due. If our cash flow from operations and other sources of funds are not sufficient to pay any amounts owed under the Worthy II Bonds, then you may lose all or part of your investment.

Holders of our Worthy II Bonds, unless they opt-out in accordance with the terms of the Worthy II Bond Investor Agreement, are bound by the arbitration provisions contained in our Worthy II Bond Investor Agreement for our Regulation A Offering which limits holders ability to bring class action lawsuits or seek remedies on a class basis and waives the right a trial by jury.

By purchasing shares our Regulation A Offering, unless a purchaser opts-out in accordance with the terms of the Worthy II Bond Investor Agreement, each such purchaser agrees to be bound by the arbitration, jury waiver and class action waiver provisions contained in Section 13 of our Investor Purchase Agreement used for subscriptions on our Regulation A Offering. Pursuant to the terms of the Worthy II Bond Investor Agreement, the holders of Worthy II Bonds and the Company will agree to (i) resolve disputes of the holders of Worthy II Bonds through binding arbitration or small claims court, instead of through courts of general jurisdiction or through a class action, including, but not limited to, any disputes under the U.S. federal securities laws and disputes not in connection with our Regulation A Offering, and (ii) waive the right to a trial by jury and to participate in any class action, except in cases that involve personal injury. Pursuant to the terms of the Worthy II Bond Investor Agreement, if a holder of Worthy II Bonds does not agree to the terms of the arbitration provision, the holder of Worthy II Bonds may opt-out of the arbitration provision by sending an arbitration opt-out notice to the Company within thirty (30) days of the holder’s first electronic acceptance of the Worthy II Bond Investor Agreement. If the opt-out notice is not received within thirty (30) days, the holder of Worthy II Bonds will be deemed to have accepted all terms of the arbitration provision, including the class action and jury waiver. If the investor opts out of the arbitration provision, the investor has also opted out of the jury trial and class action waivers. As arbitration provisions in commercial agreements have generally been respected by federal courts and state courts of Florida, we believe that the arbitration provision in the Worthy II Bond Investor Agreement is enforceable under federal law and the laws of the State of Florida. Although holders of Worthy II Bonds will be subject to the arbitration provisions of the Worthy II Bond Investor Agreement, the arbitration provisions do not preclude holders of Worthy II Bonds from pursuing claims under the U.S. federal securities laws in federal courts. THE ARBITRATION PROVISION OF THE WORTHY II BOND INVESTOR AGREEMENT IS NOT INTENDED TO BE DEEMED A WAIVER BY ANY HOLDER OF WORTHY II BONDS OF THE COMPANY’S COMPLIANCE WITH THE U.S. FEDERAL SECURITIES LAWS AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.

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The Worthy II Bond Investor Agreement provides that, to the extent permitted by law, each party to the Worthy II Bond Investor Agreement waives the right to a jury trial or class action of any claim they may have against us arising out of or relating to our Worthy II Bonds or the Worthy II Bond Investor Agreement, including any claims under the U.S. federal securities laws and claims not in connection with our Regulation A Offering. If we were to oppose a jury trial or class action demand based on such waiver, the court would determine whether the waiver was enforceable based upon the facts and circumstances of that case in accordance with applicable state and federal law, including whether a party knowingly, intelligently and voluntarily waived the right to a jury trial or class action. The bondholders of Worthy II Bonds will be subject to these provisions of the Worthy II Bond Investor Agreement to the extent permitted by applicable law. THE WAIVER OF THE RIGHT TO A JURY TRIAL AND CLASS ACTION CONTAINED IN THE WORTHY II BOND INVESTOR AGREEMENT IS NOT INTENDED TO BE DEEMED A WAIVER BY ANY HOLDER OF WORTHY II BONDS OF THE COMPANY’S COMPLIANCE WITH THE U.S. FEDERAL SECURITIES LAWS AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.

If the investor opts out of the arbitration provision, the investor has also opted out of the jury trial and class action waivers. In the event that an investor does not opt-out, as described above, the rights of the adverse bond holder to seek redress in court would be severely limited. These restrictions on the ability to bring a class action lawsuit may result in increased costs and/or reduced remedies, to individual investors who wish to pursue claims against the Company.

Risks Relating to Participation in the Worthy II Bond Rewards Program

We may limit, add to, suspend, modify, terminate or extend the Program, or redemptions of Worthy II Bond Rewards, at any time.

At any time and in our sole discretion, we may limit, add to, suspend, modify terminate or extend the Program, or redemptions of Worthy II Bond Rewards under the Program, or any of its terms and conditions, which could result in the realization of substantially fewer benefits to participants than expected. We have no prior experience with the implementation of a program such as the Program. We may find that it is substantially more expensive to implement and maintain than what we currently expect, or it may result in substantially fewer benefits than what we anticipate. We have reserved the right to change the terms and conditions of the program or Worthy II Bond Rewards or to modify, suspend, or cancel the program in its entirety or to modify, suspend or cancel any Worthy II Bond Rewards at any time. Any of these actions could keep an investor from realizing any meaningful benefit from the Program or any Worthy II Bond Reward, and an investor could realize substantially fewer benefits of participation than what they may expect.

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Any Worthy II Bond Rewards received as a result of the Program could have adverse tax consequences to the recipient.

There is some uncertainty about the appropriate treatment of these Worthy II Bond Rewards for income purposes. A participant may be subject to tax on the value of their Worthy II Bond Rewards. If you receive Worthy II Bonds under the Investor Offer or Referral Offer, upon receipt you will generally realize taxable income equal to the fair market value of the Worthy II Bonds. Your participation in the Program may increase the complexity of your tax filings and may cause you to be ineligible to file Internal Revenue Service Form 1040-EZ, if you would otherwise be eligible to file such form.

The administration and operation of the Program is significantly dependent on information technology.

The Program utilizes a novel technology platform, posing increased operational risk associated with the use of new technologies. Participants must rely on us to securely collect, transmit, and store electronic information in connection with its administration of the Program. Despite any security measures that we may put in place, we and our service providers’ information technology systems may be susceptible to damage, disruptions, or shutdowns due to hardware failures, computer viruses, hacker attacks, telecommunication failures, user errors, catastrophic events, or other factors. Any damage or disruption to, or shutdown suffered by, information technology systems used in connection with the Program could interrupt Program administration and expose participants (current and past) to the risk that others may obtain unauthorized access to their confidential information, including personal information and credit card and other financial data.

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations.

You should read the following discussion and analysis of our consolidated financial condition and consolidated results of operations together with our consolidated financial statements and the related notes and other financial information included elsewhere in this annual report. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the Risk Factors, Cautionary Note Regarding Forward-Looking Statements and Business sections in this Annual Report. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements. Our future operating results, however, are impossible to predict and no guaranty or warranty is to be inferred from those forward-looking statements.

Formation

We were incorporated under the laws of the State of Florida in October 2019. On October 28, 2019, the Company was founded with the issuance of 100 shares of our $0.001 per share par value common stock for $5,000 paid by WFI. WFI is the sole shareholder of the Company’s common stock. Our wholly owned subsidiary Worthy Lending II was organized under the laws of the State of Delaware in October 2019.

Overview

Our business model is centered around providing loans for small businesses, including (i) loans to manufacturers, wholesalers, and retailers secured by inventory, accounts receivable and/or equipment; and (ii) purchase order financing. The retail inventory financing is a form of asset-based lending that allows retailers and wholesalers to use inventory as collateral to obtain a line of credit from us. To a lesser extent we may also provide (i) secured loans to other borrowers; (ii) acquire equity interests in real estate; (iii) make fixed income and/or equity investments; and (iv) provide factoring financing and other types of loans, provided the amount and nature of such activities do not cause us to lose our exemption from regulations as an investment company pursuant to the Investment Company Act of 1940.

Commencing in March of 2020, the Company, through its wholly owned subsidiary Worthy Lending II, began loaning funds directly to borrowers. The first loan had a total commitment of $500,000, with an initial advance in the amount of $150,000, through March 31, 2020, to a small business borrower based in the United States. The gross balance due to the Company at March 31, 2020 was $150,000. The loan pays interest at 18% per year. The loan agreement has customary loan origination fees, which have been netted against our loan costs with the net amount recorded as deferred revenue to be recognized as non-interest income over the term of the loan. The term of the loan is three years, with no prepayment penalty and generally pay interest only in year one, then begin paying interest and principal in later years. The loans are secured by the assets of the borrowers. This investment was funded by sales of our Worthy II Bonds in our Regulation A Offering. In order to induce the Company to enter into this loan and consider making loans, the Company was granted a 17.5% non-dilutable membership interest in this borrower.

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The beginning balance of our loan loss reserve at October 28, 2019 was $0, the current period provision for expected losses is $0, the ending balance at March 31, 2020 was $0.

We cannot predict if we’ll be successful in raising capital in our Regulation A Offering through sales of the Worthy II Bonds going forward.

Perhaps our biggest challenge to date has been is identifying and closing loans and other investments at a rate sufficient to permit us to effectively utilize the proceeds from the bond sales. In an effort to more efficiently deploy the capital we are raising, we have continued to expand our network of participants and brokers and began establishing a network of asset based loan brokers, relationships which are or will be an important source of potential new loan business. We may also pursue the acquisition of existing asset based loan portfolios, and have continued to build our corporate infrastructure to support our expected growth, including an expansion of our underwriting department and adding personnel to our finance department.

Going Concern

The accompanying consolidated financial statements included in this Annual Report have been prepared assuming that we will continue as a going concern. The Company generated net losses and had cash used in operations of approximately $106,000 and $51,000, respectively, for the period ended March 31, 2020. At March 31, 2020 we had a shareholder’s deficit and accumulated deficit of approximately $56,000 and $106,000, respectively, and total liabilities exceeded total assets by approximately $56,000. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a period of twelve months from the issuance date of this Annual Report.

During 2020, the Company began to incur losses. The Company has filed and qualified a Form 1-A Regulation A Offering Statement which allows the Company to sell its Worthy Bonds. The Company plans to invest the proceeds from the bonds and hopes to attain profitability during fiscal year 2021.

We are dependent on advances from WFI and proceeds from our Regulation A Offering to provide capital for our operations. WFI is not obligated to provide advances to us and there are no assurances that we will be successful in further raising proceeds in our Regulation A Offering. The consolidated financial statements do not include adjustments related to the recoverability and classifications of assets or the amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern.

Results of Operations

On March 17, 2020, our Regulation A+ Registration Statement was declared Qualified by the Securities and Exchange Commission allowing for the sale by the Company, within 12 months, of up to $50,000,000 of $10.00, Three Year, 5% Bonds.

Commencing in March of 2020, the Company, through its wholly owned subsidiary Worthy Lending II, began loaning funds directly to borrowers. The first loan has a commitment of $500,000, with an aggregate amount of $150,000 advanced through March 31, 2020 to a small business borrower based in the United States. The gross balance due the Company at March 31, 2020 was $150,000. The loan pays interest at 18% per year. The loan agreement has customary loan origination fees, which have been netted against our loan costs with the net amount recorded as deferred revenue to be recognized as non-interest income over the term of the loan. The term of the loan is three years, with no prepayment penalty and generally pay interest only in year one, then begin paying interest and principal in later years. The loans are secured by the assets of the borrowers. This investment was funded by sales of our Worthy II Bonds in our Regulation A Offering. In order to induce the Company to enter into this loan and consider making loans, the Company was granted a 17.5% non-dilutable membership interest in this borrower.

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The beginning balance of our loan loss reserve at October 28, 2019 was $0, the current period provision for expected losses is $0, the ending balance at March 31, 2020 was $0.

During the period ended March 31, 2020, the Company sold approximately $1,310,000 of Worthy II Bonds. The Worthy II Bonds have a three year term, renewable at the option of the bond holder, accrue interest at 5%, subject to a put by the holder (a discount of 1% may be charged but only if exercised during the first year and chargeable only against accrued interest), and are subject to a call by the Company at any time. The Company has up to 30 days to make payment on any redemption of $50,000 or greater. The Company has approximately $1,100 of accrued interest related to these outstanding bonds March 31, 2020. During the period ended March 31, 2020, approximately $11,000 of bonds, principal and interest were redeemed. In addition, $420 of bonds were issued for marketing services. The Bond liabilities balance at March 31, 2020 was approximately $1,300,000 net of redemptions.

Our general and administrative expenses for the period from October 28, 2019 (Inception) through March 31, 2020 was approximately $106,000, which consisted of legal and professional services of approximately $79,000 and salary and related costs of approximately $21,000.

Until such time as we begin generating significant revenues, we expect to continue to report net losses.

Liquidity and capital resources

The Company generated net losses and had cash used in operations of approximately $106,000 and $51,000, respectively, for the period ended March 31, 2020. At March 31, 2020 we had a shareholder’s deficit and accumulated deficit of approximately $56,000 and $106,000, respectively, and total liabilities exceeded total assets by approximately $56,000.

During 2020, the Company began to incur losses. The Company has filed and qualified a Form 1-A Regulation A Offering Statement which allows the Company to sell its Worthy II Bonds. The Company plans to invest the proceeds from the bonds and hopes to attain profitability during fiscal year 2021.

We are dependent on advances from WFI and proceeds from our Regulation A Offering to provide capital for our operations. WFI is not obligated to provide advances to us and there are no assurances that we will be successful in raising proceeds in our Regulation A Offering. The consolidated financial statements do not include adjustments related to the recoverability and classifications of assets or the amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern.

In January and March of 2020, WFI contributed a total of $45,000 of additional capital to the Company. In April of 2020, WFI contributed an additional $60,000.

Worthy Bond sales subsequent to March 31, 2020, through June 19, 2020 were approximately $16,160,000, while bond redemptions were approximately $1,491,000 during the same period. These sales have been recorded as an increase in cash and an increase in a corresponding liability and the bond redemptions have been recorded as a decrease in cash and a decrease in bond liabilities.

Contingent Liabilities

We may be subject to lawsuits, investigations and claims (some of which may involve substantial dollar amounts) that can arise out of our normal business operations. We would continually assess the likelihood of any adverse judgments or outcomes to our contingencies, as well as potential amounts or ranges of probable losses, and recognize a liability, if any, for these contingencies based on a thorough analysis of each matter with the assistance of outside legal counsel and, if applicable, other experts. Because most contingencies are resolved over long periods of time, liabilities may change in the future due to new developments (including new discovery of facts, changes in legislation and outcomes of similar cases through the judicial system), changes in assumptions or changes in our settlement strategy. There were no contingent liabilities as of March 31, 2020.

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Income Taxes

Worthy II Bonds will receive interest income. At the end of the calendar year, investors with over $10 of realized interest will receive a form 1099-INT. These will need to be filed in accordance with the United States Tax Code. Investor’s tax situations will likely vary greatly and all tax and accounting questions should be directed towards a certified public accountant.

As of March 31, 2020 we had no federal and state income tax expense, and we are included in our parent company’s consolidated tax return.

Significant Accounting Policies

Our management’s discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles, or “GAAP.” The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reported period. In accordance with GAAP, we base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. Our significant accounting policies are fully described in Note 3 to our consolidated financial statements appearing elsewhere in this Annual Report, and we believe those accounting policies are critical to the process of making significant judgments and estimates in the preparation of our consolidated financial statements.

Item 3.	Directors and Officers.

The following table provides information on our current executive officers and directors:

Name	Age	Positions

Sally Outlaw	57	President, Chief Executive Officer and Director
Alan Jacobs	78	Executive Vice President, Chief Operating Officer and Director
Joseph D’Arelli	51	Senior Vice President and Chief Financial Officer
Jungkun (“Jang”) Centofanti	52	Senior Vice President, Chief Administrative Officer and Secretary

Sally Outlaw has served as our President, Chief Executive Officer and a member of our Board of Directors since our inception in October 2019. Since 2016, she has served as Chief Executive Officer of WFI where she engages in defining long term strategy, product development and implementing the company vision. Since June 2016 she has served as Chief Executive Officer and a member of the Board of Directors of Worthy Peer I where she engages in product development, customer acquisition and managing the team, and since October 2019 she has served as President, Chief Executive Officer and a member of the Board of Directors of Worthy Management. From October 2010 to December 2015 she was the president of Peerbackers LLC, which engaged in all aspects of crowd funding and provides services to help clients navigate the world of crowd finance including the capital and investment opportunities offered through The JOBS ACT. Ms. Outlaw is also president and CEO of Peerbackers Advisory LLC, an SEC-registered investment advisor and a wholly owned subsidiary of WFI. Ms. Outlaw received her B.A. in Communications and Media Studies from the University of Minnesota in 1984 and holds a Series 65 license as a Registered Investment Advisor. Ms. Outlaw brings knowledge and experience in the financial industry, which we believe is and continues to be of great value to our Company.

Alan Jacobs has served as our Executive Vice President, Chief Operating Officer and a member of our Board of Directors since inception in October 2019. He also serves as President of our Worthy Lending II subsidiary. Since 2016, he has served as an executive officer and member of the Board of Directors of WFI. Since June 2016 he has served as Executive Vice President, Chief Operating Officer and a member of the Board of Directors of Worthy Peer I and serves as President of Worthy Lending I. Since October 2019 he has served as Executive Vice President, Chief Operating Officer and a member of the Board of Directors of Worthy Management. For more than the past five years he has been engaged as a business consultant for various early stage companies. From 2016 to 2018 Mr. Jacobs was the Founder and President of CorpFin Management Group where he was focused on business development, strategic planning and corporate management. From September 2014 to December 2015, Mr. Jacobs was associated with ViewTrade Securities, a FINRA registered broker-dealer where he was focused on advisory and corporate services. Prior to that time and for more than 30 years, Mr. Jacobs was associated with several FINRA registered broker-dealers including Ladenburg Thalman, Josephthal & Company, and Capital Growth Securities. Mr. Jacobs received his bachelor’s degree from Franklin and Marshall College in 1963 and law degree from Columbia University in 1966. He was also president of Wheelchair Fitness Inc. and director of business development of SSTI, Inc. from 2015 to 2018. Mr. Jacobs brings knowledge and experience in the financial industry, which we believe is and continues to be of great value to our Company.

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Joseph D’Arelli has served as our Senior Vice President and Chief Financial Officer since inception in October 2019. He also serves as a Senior Vice President of our Worthy Lending II subsidiary. Since August 2018 Mr. D’Arelli has served as Worthy Lending I’s Executive Vice President and Chief Operating Officer, and since October 2019 he has served as Senior Vice President and Chief Financial Officer of Worthy Management. Mr. D’Arelli has over 25 years of experience in public accounting, including partnership and senior management positions, and he has extensive experience in auditing public and private companies in such industries as waste management, financial services, broker/dealers, and distribution and technology companies, which we believe is and continues to be of great value to our Company. From June 2018 until joining Worthy Lending, Mr. D’Arelli was self-employed, providing business advisory and accounting consulting services. From November 2016 until June 2018, Mr. D’Arelli was employed by Attis Industries, Inc. (Nasdaq: ATIS) serving as Chief Financial Officer (November 2016 until April 2017) and SEC Compliance Director (April 2017 until June 2018). From October 2012 until May 2016 he was a partner/shareholder at D’Arelli Pruzansky, P.A., formerly a PCAOB registered accounting firm (the firm voluntarily withdrew as a member of the PCAOB. On March 29, 2018). He continues his affiliations with the American Institute of Certified Public Accountants (AICPA), New York State Society of Certified Public Accountants (NYSSCPA), Florida Institute of Certified Public Accountants (FICPA), and is a Certified Public Accountant in the state of Florida. Mr. D’Arelli received a Bachelor’s Degree in Accounting from St. John’s University in 1992.

Jungkun (“Jang”) Centofanti has served as our Senior Vice President, Chief Administrative Officer and Secretary since inception in October 2019. She is also Senior Vice President and Chief Administrative Officer of Worthy Lending II. Since January 2017 she has served as Vice President of Operations of our parent, WFI. Since August 2018 she has served as Worthy Lending I’s Senior Vice President and Chief Administrative Officer since August 2018, and since October 2019 she has served as Senior Vice President, Chief Administrative Officer and Secretary of Worthy Management. Ms. Centofanti has more than 25 years of operational and management experience, which we believe is and continues to be of great value to our Company. From September 2016 to July 2018 she was Senior Vice President of CorpFin Management Group, a South Florida-based business development and strategic planning company where she handled all aspects of administration, and from January 2017 to July 2018 she served as Vice President of Wheelchair Fitness Solution Inc. Prior to joining CorpFin Management Group, from 2011 to June 2015 she was Administrative and Customer Service Manager for DU20 Holistic Oasis, and from 2004 until 2010 she was Preschool Director for Hazel Crawford School, both South Florida-based companies. Ms. Centofanti received an Associate of Science in Fashion Marketing and Business from the Art Institute of Fort Lauderdale, Florida in 1989.

The term of office of each director is until the next annual election of directors and until a successor is elected and qualified or until the director’s earlier death, resignation or removal. Officers are appointed by the Board of Directors and serve at the discretion of the Board. There are no family relationships between any of the executive officers and directors.

Involvement in Certain Legal Proceedings

On September 30, 2016, the SEC issued an Order Instituting Cease-and-Desist Proceedings under Administrative Proceeding File No. 3-17605 pursuant to Section 21C of the Securities Exchange Act of 1934, Making Findings, and Imposing a Cease-and-Desist Order (collectively, the “Order”) against D’Arelli Pruzansky, P.A. (the “Firm”), Joseph D’Arelli, CPA, and Mitchell Pruzansky, CPA (collectively, the “Respondents”). Respondents consented to the Order pursuant to Offers of Settlement, accepted by the SEC, pursuant to which Respondents neither admitted nor denied the findings in the Order. During a PCAOB inspection in July 2015, the Firm was informed that it had failed to comply with the SEC’s partner rotation requirements because Mr. D’Arelli and Mr. Pruzansky performed quarterly reviews after being the lead audit partner for five consecutive audits, with respect to two issuer audit clients. In August 2015, the Firm reviewed all of its engagements and self-reported instances of such rotation issues regarding additional issuer audit clients. Respondents were ordered to cease and desist from committing or causing any violations and any future violations of Sections 10A(j) and 13(a) of the Securities Exchange Act of 1934 and Rules 10A-2 and 13a-13 thereunder and to pay the SEC, jointly and severally, a civil penalty of $50,000.

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Other than the foregoing, no executive officer, member of the board of directors or control person of our Company has been involved in any legal proceeding listed in Item 401(f) of Regulation S-K in the past 10 years.

Conflicts Of Interest

We are subject to a number of conflicts of interest arising out of our relationship with WFI and its subsidiaries, including the following:

●	WFI is our parent company and our sole shareholder. WFI is also the sole shareholder of Worthy Management and Worthy Peer I. Accordingly, its executive officers and directors have fiduciary obligations to a number of entities;

●	Worthy Peer I’s business is similar to ours and we may be competing for borrowers with it;

●	some of our executive officers and directors are also executive officers and directors of Worthy Peer I, Worthy Lending I, Worthy Management and/or WFI and they do not devote all of their time and efforts to our Company; and

●	the terms of the Management Services Agreement with Worthy Management were not negotiated on an arms-length basis and the amounts to be reimbursed thereunder which will be equal to the costs incurred by Worthy Management in paying for the staff and office expenses for the Company under the Management Services Agreement, are and will continue to be determined by our executive officers and directors who are also executive officers and directors of Worthy Management notwithstanding that they are executive officers and directors of both our Company and Worthy Management.

There are no assurances that any conflicts which may arise will be resolved in our favor. In addition, as a bondholder you have no right to vote upon or receive notice of any corporate actions we may undertake which you might otherwise have if you owned equity in our Company.

Compensation Of Directors And Executive Officers

Our directors and executive officers will not be separately compensated by us. Under the terms of the Management Services Agreement, Worthy Management agreed to provide to the Company certain management services, personnel and office facilities, including all equipment and supplies, that are reasonable, necessary or useful for the day-to-day operations of the business of the Company, subject to such written direction provided by the Company to Worthy Management.

Pursuant to the Management Services Agreement, the Company agreed to reimburse Worthy Management for the costs incurred by Worthy Management in paying for the staff and office expenses for the Company under the Management Services Agreement. There is no interest rate or maturity associated with the obligations to reimburse Worthy Management under the Management Services Agreement. The reimbursement amount under the Management Services Agreement, is equal to the costs incurred by Worthy Management in paying for the staff and office expenses under the Management Services Agreement for the Company and consists of both a portion of the annual salaries and employee benefits of our executive officers and the other personnel employed by Worthy Management based upon the amount of time they devote to us, as well as a pro-rata allocation of office expenses.

As of June 19, 2020, the Company has reimbursed Worthy Management under the Management Services Agreement in the amount of approximately $200,000, $180,000 of which was related to costs incurred by Worthy Management in paying for the staff expenses for the Company under the Management Services Agreement.

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Of the $180,000 of which was related to costs incurred by Worthy Management in paying for the staff expenses for the Company under the Management Services Agreement, $12,600 was incurred during the period from inception of the Company (October 28, 2019) until March 31, 2020 for officers compensation and the following officers of the Company earned the following amounts during the period from inception of the Company (October 28, 2019) until March 31, 2020:

Name	Capacities in which compensation was received	Cash compensation ($)	Other compensation ($)	Total compensation ($)

Sally Outlaw	Chief Executive Officer, President	$3,000	$0.00	$3,000

Alan Jacobs	Executive Vice President, Chief Operating Officer	$6,000	$0.00	$6,000

Joseph D’Arelli	Senior Vice President, Chief Financial Officer	$3,600	$0.00	$3,600

Jungkun (“Jang”) Centofanti	Senior Vice President and Chief Administrative Officer and Secretary	$0.00	$0.00	$0.00

The remaining portion of the $180,000, other than the $12,600 during the period from inception of the Company (October 28, 2019) until March 31, 2020, was paid subsequent to March 31, 2020.

Our directors do not and will not receive additional compensation for their Board services. We do not expect that this management sharing arrangement will change in the foreseeable future.

Family Relationships

None.

Item 4.	Security Ownership of Management and Certain Securityholders.

We currently have 100 shares of our Common Stock outstanding, which are all owned by WFI.

The following table sets forth information regarding the beneficial ownership of WFI’s common stock as of June17, 2020 by:

●	each person known by us to be the beneficial owner of more than 5% of its common stock;

●	each of its directors;

●	each of its named executive officers; and

●	WFI’s named executive officers and directors as a group.

WFI has 1,322,880 shares outstanding. Unless specified below, the business address of each of WFI’s stockholders is c/o One Boca Commerce Center, 551 NW 77th Street, Suite 212, Boca Raton, Florida 33487. The percentages in the table have been calculated on the basis of treating as outstanding for a particular person, all shares of WFI’s common stock outstanding on June 19 2020, which is 1,322,880 and all shares of its common stock issuable to that holder in the event of exercise of outstanding options, warrants, rights or conversion privileges owned by that person at that date which are exercisable within 60 days of that date. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of WFI’s common stock owned by them, except to the extent that power may be shared with a spouse.

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	Common Stock
Name and Address of Beneficial Owner	Shares	%
Sally Outlaw	536,598	40. 6%
Alan Jacobs	272,371	20.6%
Jungkun (“Jang”) Centofanti (1)	47,400	3.6%
Todd Lazenby (2)	10,000	*
Dara Albright (2)	10,000	*
Stefanie Crowe (2)	10,000	*
All WFI officers and directors as a group (six persons) (1)(2)	886,369	64.8%
Pohlman Living Trust (3)	100,000	7.7%
Jack W. Richards and Susan Richards	190,356	14.7%

(1)	Includes 26,600 shares issuable upon the exercise of vested stock options.

(2)	Non-executive member of WFI’s Board of Directors.

(3)	Dr. Randolph H. Pohlman holds voting and dispositive control over securities held of record by the trust.

*Equal to or less than 1%.

Item 5.	Interest of Management and Others in Certain Transactions.

On March 5, 2020 we entered into an Amended and Restated Management Services Agreement (the “Management Services Agreement”) with Worthy Management, an affiliate, which is deemed operative beginning on January 1, 2020. Worthy Management was established in October 2019 as part of the internal reorganization of the operations of our parent, WFI. Prior to this operational restructure, our executive officers and other administrative personnel were employed by either WFI or by our sister company Worthy Peer I. As a result, once the operational restructure was complete effective January 1, 2020, our executive officers and the other personnel which provide services to us are all employed by Worthy Management. This personnel also provides services to WFI and Worthy Peer I, including its subsidiary.

The initial term of the Management Services Agreement will continue until December 31, 2024 and will automatically renew for successive one year terms. The Management Services Agreement can be terminated at any time upon 30 days’ prior written notice from one party to the other.

Under the terms of the Management Services Agreement, Worthy Management agreed to provide to the Company certain management services, personnel and office facilities, including all equipment and supplies, that are reasonable, necessary or useful for the day-to-day operations of the business of the Company, subject to such written direction provided by the Company to Worthy Management.

Pursuant to the Management Services Agreement, the Company agreed to reimburse Worthy Management for the costs incurred by Worthy Management in paying for the staff and office expenses for the Company under the Management Services Agreement. There is no interest rate or maturity associated with the obligations to reimburse Worthy Management under the Management Services Agreement. The reimbursement amount under the Management Services Agreement, is equal to the costs incurred by Worthy Management in paying for the staff and office expenses under the Management Services Agreement for the Company and consists of both a portion of the annual salaries and employee benefits of our executive officers and the other personnel employed by Worthy Management based upon the amount of time they devote to us, as well as a pro-rata allocation of office expenses.

As of June 19, 2020, the Company has reimbursed Worthy Management under the Management Services Agreement in the amount of $200,000, $180,000 of which was related to costs incurred by Worthy Management in paying for the staff expenses for the Company under the Management Services Agreement and $20,000 of which was related to costs incurred by Worthy Management in paying for the office expenses for the Company under the Management Services Agreement.

28

The Company has received advances from an affiliate company, Worthy Management, Inc. The Company is obligated to reimburse its affiliate for advancing the Company funds to cover costs such as personnel, administrative and office expenses, and occupancy costs. The balance due was $45,878 at March 31, 2020, and is due on demand, unsecured and interest free. These advances are for shared administrative and marketing expenses.

The Company has also received capital contributions from its parent company. In January and March of 2020, WFI contributed a total of $45,000 as additional paid-in capital. In April of 2020, WFI contributed an additional $60,000.

In March of 2020, the Company made a loan to a small business of which the Chief Financial Officer of the Company is a minority shareholder and a secured guarantor. The loan commitment is up to $500,000, to date the Company has loaned $370,000. The balance at March 31, 2020 was $150,000. The loan receivable pays interest at 18% per annum and has a 3 year term. The Company also received a 17.5% equity interest in the small business as a condition of the loan commitment.

The foregoing transactions are described in detail in notes to the consolidated financial statements appearing later in this Annual Report.

Item 6.	Other Information.

None.

Item 7.	Financial Statements.

F-1

Report of Independent Registered Public Accounting Firm

To the Shareholder and the Board of Directors of:

Worthy Peer Capital II, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Worthy Peer Capital II, Inc. and Subsidiary (the “Company”) as of March 31, 2020, the related consolidated statement of operations, changes in shareholder’s deficit, and cash flows for the period from October 28, 2019 (inception) through March 31, 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of March 31, 2020, and the consolidated results of its operations and its cash flows for the period from October 28, 2019 (inception) through March 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2, to the consolidated financial statements, the Company has a net loss and cash used in operations of $106,389 and $51,288 respectively, for the period from October 28, 2019 (Inception) through March 31, 2020 and at March 31, 2020 had a shareholder’s deficit and an accumulated deficit of $56,389 and $106,389, respectively and total liabilities exceeded total assets by $56,389. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s Plan in regard to these matters is also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.
We have served as the Company’s auditor since 2019.
Boca Raton, Florida
June 19, 2020

2295 NW Corporate Blvd., Suite 240 • Boca Raton, FL 33431

Phone: (561) 995-8270 • Toll Free: (866) CPA-8500 • Fax: (561) 995-1920

www.salbergco.com • info@salbergco.com

Member National Association of Certified Valuation Analysts • Registered with the PCAOB

Member CPAConnect with Affiliated Offices Worldwide • Member AICPA Center for Audit Quality

F-2

WORTHY PEER CAPITAL II, INC. AND SUBSIDIARY

Consolidated Balance Sheet

As of March 31, 2020

ASSETS
Assets
Cash	$1,192,427
Loans receivable held for investment, net of $0 reserve	150,000
Interest receivable	375
TOTAL ASSETS	$1,342,802

LIABILITIES AND SHAREHOLDER’S DEFICIT

Liabilities
Bond liabilities, net	$1,298,257
Accounts payable	35,560
Accrued expenses	10,959
Deferred revenue	7,466
Accrued interest	1,071
Due to affiliate	45,878
Total Liabilities	1,399,191

Commitments and contingencies (note 9)	-

Shareholder’s Deficit
Common Stock, par value $0.001, and 100 shares authorized, and 100 shares issued and outstanding	-
Additional paid-in capital	50,000
Accumulated deficit	(106,389)
Total Shareholder’s Deficit	(56,389)

TOTAL LIABILITIES AND SHAREHOLDER’S DEFICIT	$1,342,802

The accompanying notes are an integral part of these consolidated financial statements.

F-3

WORTHY PEER CAPITAL II, INC. AND SUBSIDIARY

Consolidated Statement of Operations

For the Period from October 28, 2019 (Inception) Through March 31, 2020
Interest Income
Interest on investments	$375
Total interest income	375

Interest expense
Interest expense on short term bonds	1,071
Total interest expense	1,071

Net interest income (loss)	(696)

Non-Interest Income
Loan fees	34
Total non-interest income	34

Other expenses
General and administrative expenses	105,727
Total other expenses	105,727

Loss Before Income Taxes	(106,389)

Less Provision for Income Taxes	-

Net Loss	$(106,389)

Net loss per common share	$(1,063.89)
Weighted average number of shares outstanding	100

The accompanying notes are an integral part of these consolidated financial statements.

F-4

WORTHY PEER CAPITAL II, INC. AND SUBSIDIARY

Consolidated Statements of Changes in Shareholder’s Deficit

For the Period from October 28, 2019 (Inception) Through March 31, 2020

	Common Shares	Common Stock, Par	Additional Paid in Capital	Accumulated Deficit	Total

Balance at October 28, 2019 (Inception)	-	$-	$-	$-	$-

Common shares issued for cash	100	-	5,000	-	5,000

Capital contributions from parent	-	-	45,000	-	45,000

Net loss	-	-	-	(106,389)	(106,389)

Balance at March 31, 2020	100	$-	$50,000	$(106,389)	$(56,389)

The accompanying notes are an integral part of these consolidated financial statements.

F-5

WORTHY PEER CAPITAL II, INC. AND SUBSIDIARY

Consolidated Statement of Cash Flows

For the Period from October 28, 2019 (Inception) Through March 31, 2020

Cash flows from operating activities:
Net loss	$(106,389)
Adjustments to reconcile net loss to net cash (used in) operating activities:
Bonds issued for marketing service	420
Changes in working capital items:
Interest receivable	(375)
Deferred interest income	7,466
Accrued interest	1,071
Accrued expenses	10,959
Accounts payable	35,560

Net cash used in operating activities	(51,288)

Cash flows from investing activities:
Loan disbursements	(150,000)

Net cash used in investing activities	(150,000)

Cash flows from financing activities:
Proceeds from bonds	1,309,750
Redemption of bonds	(11,913)
Common shares issued for cash and capital contributions	50,000
Advances from affiliate	45,878

Net cash provided by financing activities	1,393,715

Net change in cash	1,192,427

Cash at beginning of period	-

Cash at end of period	$1,192,427

Supplemental Disclosures of Cash Flow Information:

Cash paid for interest	-
Cash paid for taxes	-

Supplemental Non-Cash Investing and Financing Information	-

The accompanying notes are an integral part of these consolidated financial statements.

F-6

WORTHY PEER CAPITAL II, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

For the Period from October 28, 2019 (Inception) through March 31, 2020

NOTE 1. ORGANIZATION AND NATURE OF OPERATIONS

Worthy Peer Capital II, Inc., a Florida corporation, (the “Company,” “WPC”, “we,” or “us”) was founded in October of 2019. Also, in October 2019, the Company organized Worthy Lending II, LLC, a Delaware limited liability company, (“WL”) as a wholly owned subsidiary of Worthy Peer Capital II, Inc. We are an early stage company that primarily loans or participates in secured loans, primarily to small business borrowers. We offer our Worthy Bonds in $10.00 increments on a continuous basis directly through our Worthy Peer Capital II website. We also market and sell our Worthy Bonds directly to investors.

We are a wholly owned subsidiary of Worthy Financial, Inc. (“WFI”), or “Worthy Financial” which owns a mobile app (the “Worthy App”) that allows its users to round up their debit card and checking account linked credit card purchases and other checking account transactions and thereafter use the “round up” dollars in increments of $10.00 to purchase Worthy Bonds. The “users” may also use additional funds to purchase Worthy Bonds. WFI also owns the technology on the website. This technology is defined as the “Worthy Technology Platform.”

NOTE 2. GOING CONCERN

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company generated net losses and had cash used in operations of approximately $106,000 and $51,000, respectively, for the period from October 28, 2019 (Inception) through March 31, 2020 (“fiscal 2020”). At March 31, 2020 we had a shareholder’s deficit and accumulated deficit of approximately $56,000 and $106,000, respectively, and total liabilities exceeded total assets by approximately $56,000. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a period of twelve months from the issuance date of this report. During 2020, the Company began to incur losses, however, the Company has filed and qualified a Form 1-A Regulation A Offering Statement which allows the Company to sell its Worthy Bonds. The Company plans to invest the proceeds from the bonds and hopes to attain profitability during fiscal year 2021.

No assurances can be given that the Company will achieve success without seeking additional financing. There also can be no assurances that the Form 1-A will result in additional financing or that any additional financing if required, can be obtained, or obtained on reasonable terms acceptable to the Company. These consolidated financial statements do not include adjustments related to the recoverability and classifications of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

F-7

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the operations of the Company and its wholly-owned subsidiary, Worthy Lending II, LLC.

All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of estimates

The preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“US-GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting periods. Actual results could differ from those estimates. Estimates which are particularly significant to the consolidated financial statements include, but are not limited to, assessing the collectability of loans and interest receivable, the estimate of our internal labor based loan origination costs and estimates of the valuation allowance on deferred tax assets.

Cash and cash equivalents

Cash and cash equivalents include checking, savings, unrestricted deposits with investment-grade financial institutions, institutional money market funds, certificates of deposit and other short term interest bearing products. We consider all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents. There were no cash equivalents at March 31, 2020.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash, loans receivable, interest receivable, account payable, accrued expenses, accrued interest, due to affiliate and bond liabilities. The carrying amount of these financial instruments approximates fair value due to the short term nature of these instruments.

Fair Value Measurement

In accordance with ASC 820, Fair Value Measurement, we use a three-tier fair value hierarchy to classify and disclose all assets and liabilities measured at fair value on a recurring basis, as well as assets and liabilities measured at fair value on a nonrecurring basis, in periods subsequent to their initial measurement. The hierarchy requires us to use observable inputs when available, and to minimize the use of unobservable inputs when determining fair value.

The three tiers are defined as follows:

Level 1: Quoted prices in active markets or liabilities in active markets for identical assets or liabilities, accessible by us at the measurement date.

Level 2: Quoted prices for similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active, or other observable inputs other than quoted prices.

F-8

Level 3: Unobservable inputs for assets or liabilities for which there is little or no market data, which require us to develop our own assumptions. These unobservable assumptions reflect estimates of inputs that market participants would use in pricing the asset or liability. Valuation techniques include the use of option pricing models, discounted cash flows, or similar techniques, which incorporate our own estimates of assumptions that market participants would use in pricing the instrument or valuations that require significant management judgment or estimation.

A financial instrument’s categorization within the valuation hierarchy is based on the lowest level of input that is significant to the fair value measurement.

Cost Method of Accounting for Investments

Investments in equity securities that do not have readily determinable fair values and do not qualify for consolidation or the equity method are carried at cost. Dividends received from those companies are included in other income. Dividends received in excess of the Company’s proportionate share of accumulated earnings are applied as a reduction of the cost of the investment. Other than temporary impairments to fair value are charged against current period income. Any of our investments in privately held entities are primarily accounted for under the cost method.

Loans Receivable Held for Investment

Loans held for investment consist of term loans that may require periodic interest payments. We have both the ability and intent to hold these loans to maturity. When we originate a term loan, the borrower grants us a security interest in its assets which we may perfect by publicly filing a financing statement. Loans held for investment are carried at amortized cost, reduced by a valuation allowance for loan losses estimated as of the consolidated balance sheet dates.

Included in loans held for investment are loans that we participate in with other asset based lenders. Also included in loans held for investment is the netting of a borrower loan balance when we participate out a portion of a loan receivable, as the participant becomes responsible for the portion of the balance that they agree to participant in. At March 31, 2020 there were no loans that involved any participating or any participants.

Accrued Interest Receivable

In accordance with ASC 360-20-30-5A, the Company includes, in the reserves for loans receivable an amount attributed to accrued interest receivable.

In accordance with ASC 360-20-35-8A, the Company has an accounting policy election, at the class of financing receivable, to write off accrued interest receivables by recognizing credit loss expense.

Loan Origination Fees and Cost

Loan Fees are charged to the borrowers during loan originations. These fees are offset against loan costs and then deferred to be recognized as non-interest income over the term of the loan. Direct loan origination costs include but are not limited to costs directly related to evaluating the financial performance of the prospective borrower, preparing and processing loan documentation and employees’ compensation directly related to the loan.

Allowance for Loan Losses

The allowance for loan losses (“ALLL”) is established with respect to our loans held for investment through charges to the provision for loan losses in compliance with ASC 326 “Financial Instruments – Credit Losses.” Loan losses are charged against the ALLL when we believe that the future collection of principal is unlikely. Subsequent recoveries, if any, are credited to the ALLL. We evaluate the creditworthiness of our portfolio on an individual loan basis and on a portfolio basis. The allowance is subjective as it requires material estimates, including such factors as historical trends, known and inherent risks in the loan portfolio, adverse situations that may affect borrowers’ ability to repay and current economic conditions. Other qualitative factors considered may include items such as uncertainties in forecasting and modeling techniques, changes in portfolio composition, business conditions and emerging trends. Recovery of the carrying value of loans is dependent to a great extent on conditions that may be beyond our control. Any combination of the aforementioned factors may adversely affect our loan portfolio resulting in increased delinquencies and loan losses and could require additional provisions for loan losses, which could impact future periods.

F-9

Past Due and Non-Accrual Loans Receivable

Loans receivable are considered past due when a borrower hasn’t made a principal or interest payment for 90 days. The Company places a loan receivable on non-accrual status when management believes collectability is not probable. If the Company receives a principal or interest payment on a loan receivable that is on non-accrual status, we will recognize interest income on that payment and we will immediately resume accrual of interest.

Revenue Recognition

We recognize revenue in accordance with the guidance in FASB ASC 942 “Financial Services – Depository Lending”.

We generate revenue primarily through interest earned, loan origination fees and collateral management fees for monitoring the underlying collateral related to the loan.

For term loans, we recognize interest income, loan fee income and collateral management fee income over the terms of the underlying loans. Loan fees and collateral management fees are reflected as non-interest income in our statement of operations.

Loan origination fees typically include due diligence, appraisal and legal fees. Associated costs primarily include costs directly related to evaluating the financial performance of the prospective borrower, preparing and processing loan documentation, employees’ compensation directly related to the loan and costs paid to third parties for legal and appraisal services. The fees and the costs are netted as deferred revenue and amortized into revenue over the life of the loan.

Allocation of expenses Incurred by Affiliate on Behalf of the Company

During fiscal year 2020, costs incurred by our affiliate have been allocated to the Company for the purposes of preparing the consolidated financial statements based on a specific identification basis or, when specific identification is not practicable, a proportional cost allocation method which allocates expenses based upon the percentage of employee time expended on the Company’s business as compared to total employee time. The proportional use basis was adopted to allocate shared costs is in accordance with the guidance of SEC Staff Accounting Bulletin (“SAB”) Topic 1B, Allocation Of Expenses And Related Disclosure In Financial Statements Of Subsidiaries, Divisions Or Lesser Business Components Of Another Entity. Management has determined that the method of allocating costs to the Company is reasonable.

Management believes that the consolidated statements of operations for fiscal 2020 include a reasonable allocation of costs and expenses incurred by the Company. However, such amounts may not be indicative of the actual level of costs and expenses that would have been incurred by the Company if it had operated as an independent company or of the costs and expenses expected to be incurred in the future.

F-10

Income taxes

Income taxes - The Company accounts for income taxes in accordance with ASC Topic 740, Accounting for Income Taxes. Under this method, deferred income taxes are determined based on the estimated future tax effects of differences between the financial statement and tax basis of assets and liabilities given the provisions of enacted tax laws.

Deferred income tax provisions and benefits are based on changes to the assets or liabilities from year to year. In providing for deferred taxes, the Company considers tax regulations of the jurisdictions in which they operate, estimates of future taxable income, and available tax planning strategies. If tax regulations, operating results or the ability to implement tax- planning strategies vary, adjustments to the carrying value of deferred tax assets and liabilities may be required. Valuation allowances are recorded related to deferred tax assets based on the “more likely than not” criteria of Topic 740.

The Company is included with its parent company (Worthy Financial Inc.) consolidated tax return. The parent company consolidated tax returns for the years 2017, 2018 & 2019 remain open for audit by the IRS.

Basic Income (Loss) Per Share

Basic income (loss) per share is calculated by dividing the Company’s net income (loss) by the weighted average number of common shares during the period. Diluted earnings per share is calculated by dividing the Company’s net income (loss) available to common shareholders by the diluted weighted average number of shares outstanding during the period. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted for any potentially dilutive debt or equity. The Company does not have any potentially dilutive debt or equity at March 31, 2020.

NOTE 4. RECENTLY ISSUED ACCOUNTING STANDARDS

Accounting standards promulgated by the FASB are subject to change. Changes in such standards may have an impact on the Company’s future financial statements.

The Company periodically reviews new accounting standards that are issued. Although some of these accounting standards may be applicable to the Company, the Company has not identified any new standards that it believes merit further discussion, and the Company expects that none would have a significant impact on its consolidated financial statements.

NOTE 5. LOANS RECEIVABLE

Commencing in March of 2020, the Company, through its wholly owned subsidiary WL, began loaning funds directly to borrowers for an aggregate amount of $150,000, with small business borrowers based in the United States. The gross balance due the Company at March 31, 2020 is $150,000. The loan pays interest at 18% per annum. The loan agreement has customary loan origination fees, which have been netted against our loan costs with the net amount recorded as deferred revenue to be recognized as non-interest income over the term of the loan. The term of the loan is three years, with no prepayment penalty and generally pays interest only in year one, then begins paying interest and principal in later years. The loans are secured by the assets of the borrower. This investment was funded by our bond sales. In order to induce the Company to enter into this loan and consider making loans, the Company was granted a 17.5% non-dilutable membership interest in this borrower, which was determined by us to have a zero cost basis. See note 11.

F-11

The beginning balance of our loan loss reserve at October 28, 2019 was $0, the current period provision for expected losses is $0, the ending balance at March 31, 2020 is $0.

NOTE 6. BOND LIABILITIES

On March 17, 2020, our Regulation A+ Registration Statement was declared Qualified by the Securities and Exchange Commission allowing for the sale by the Company, within 12 months, of up to $50,000,000 of $10.00, Three Year, 5% Bonds.

During fiscal 2020, the Company sold $1,309,750 of Worthy Bonds. The Bonds have a three year term, but are immediately redeemable, renewable at the option of the bond holder, accrue interest at 5%, subject to a put by the holder (a discount of 1% may be charged but only if exercised during the first year and chargeable only against accrued interest), and are subject to a call by the Company at any time. The Company has up to 30 days to make payment on any redemption of $50,000 or greater. The Company had $1,071 of accrued interest related to these outstanding bonds at March 31, 2020. During fiscal 2020, $11,913 of bonds, principal and interest were redeemed. In addition, the Company issued $420 worth of bonds in payment of marketing services. The Bond liabilities balance at March 31, 2020 was $1,298,257.

NOTE 7. DUE TO AFFILIATE

On March 5, 2020 we entered into an Amended and Restated Management Services Agreement (the “Management Services Agreement”) with Worthy Management, an affiliate, which is deemed operative beginning on January 1, 2020. Worthy Management was established in October 2019 as part of the internal reorganization of the operations of our parent, WFI. Prior to this operational restructure, our executive officers and other administrative personnel were employed by either WFI or by our sister company Worthy Peer I. As a result, once the operational restructure was complete effective January 1, 2020, our executive officers and the other personnel which provide services to us are all employed by Worthy Management. These personnel also provide services to WFI and Worthy Peer I, including its subsidiary.

The initial term of the Management Services Agreement will continue until December 31, 2024 and will automatically renew for successive one-year terms. The Management Services Agreement can be terminated at any time upon 30 days’ prior written notice from one party to the other.

The balance due is $45,878 at March 31, 2020, and is due on demand, unsecured and interest free.

NOTE 8. INCOME TAXES

For the period ended March 31, 2020, the income tax provision for current taxes were $0.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The majority of temporary differences that result in deferred tax assets and liabilities are the results of carry forward tax credits.

F-12

The components of the net deferred tax assets for the fiscal year ended March 31, 2020 are as follows:

Fiscal year ended March 31, 2020
Net Operating Loss	$26,172
Less: Valuation allowance	(26,172)
Net deferred tax asset	$-

The net deferred tax assets have been fully offset by a valuation allowance at March 31, 2020. The increase in the valuation allowance in 2020 was $26,172.

The table below summarizes the reconciliation of our income tax provision computed at the federal statutory rate of 21% for the fiscal year ended March 31, 2020 and the actual tax provisions for the fiscal year ended March 31, 2020.

March 31, 2020

Expected provision (benefit) at statutory rate	(21.0)%
State taxes	(3.6)%
Increase in valuation allowance	24.6%
Total provision (benefit) for income taxes	0.0%

At March 31, 2020 the Company had Federal net operating loss carry forwards of approximately $106,000. The net operating loss carry forward at March 31, 2020 can be carried forward indefinitely subject to annual usage limitations.

NOTE 9. COMMITMENTS AND CONTINGENCIES

Legal contingencies

From time to time, the Company may be a defendant in pending or threatened legal proceedings arising in the normal course of its business. Management is not aware of any pending, threatened or asserted claims.

Regulatory

The sale of the Worthy Bonds is subject to federal securities law and the Bonds are intended to be Qualified under Regulation A+. The distribution of the Worthy Bonds will be subject to regulations of several states and the Company is registered as an Issuer Dealer in the State of Florida. The loans made by the Company may be subject to state usury laws.

F-13

NOTE 10. EQUITY

The Company has authorized 100 shares of common stock.

On October 28, 2019, the Company was founded with the issuance of 100 shares of our $0.001 per share par value common stock for $5,000 paid by WFI. In January and March of 2020, WFI contributed a total of $45,000 as additional paid-in capital. WFI is the sole shareholder of the Company’s common stock.

NOTE 11. RELATED PARTIES

The Company has $45,878 of amounts due to an affiliate company for shared services of $28,878 and advances of $17,000, (See note 7). These amounts due are for shared administrative and marketing expenses. From inception to March 31, 2020 the Company incurred $28,878 of shared services expense. The Company has also received capital contributions from its parent company, (See note 10).

In March of 2020, the Company made a loan to a small business of which the Chief Financial Officer of the Company is a minority shareholder and a secured guarantor. The loan commitment is up to $500,000, to date the Company has loaned $370,000. The balance at March 31, 2020 is $150,000. The loan receivable pays interest at 18% per annum and has a 3 year term. The Company also received a 17.5% equity interest in the small business as a condition of the loan commitment, which was valued by the Company at a zero-cost basis.

NOTE 12. CONCENTRATIONS

The loan receivable balance of $150,000 is due from 1 small business borrower.

Concentration of Credit Risk - The Company is subject to potential concentrations of credit risk in its cash and accounts. Noninterest-bearing deposits in financial institutions insured by the Federal Deposit Insurance Corporation (FDIC) were insured up to a maximum of $250,000 at March 31, 2020. At March 31, 2020, the aggregate balances were in excess of the insurance and therefore, posing some risk since they are not collateralized. The Company has historically not experienced any losses on its cash in relation to FDIC insurance limits.

NOTE 13. SUBSEQUENT EVENTS

In April of 2020, WFI contributed a total of $60,000 of additional capital to the Company.

Worthy Bond sales subsequent to March 31, 2020, through June 19, 2020 were approximately $16,160,000, while bond redemptions were approximately $1,491,000 during the same period. These sales have been recorded as an increase in cash and an increase in a corresponding liability and the bond redemptions have been recorded as a decrease in cash and a decrease in bond liabilities.

The Company has evaluated these consolidated financial statements for subsequent events through June 19, 2020, the date these consolidated financial statements were available to be issued. Management is not aware of any events that have occurred subsequent to the consolidated balance sheet date, other than those described above that would require adjustment to, or disclosure in the consolidated financial statements.

F-14

Item	8. Exhibits.

Exhibit No.	Exhibit Description
2.1	Articles of Incorporation. (Incorporated by reference to Exhibit 2.1 of Amendment No. 1 to the Company’s Form 1-A filed with the Securities and Exchange Commission on March 9, 2020).
2.2	Bylaws. (Incorporated by reference to Exhibit 2.2 of Amendment No. 1 to the Company’s Form 1-A filed with the Securities and Exchange Commission on March 9, 2020).
3.1	Form of Worthy II Bond. (Incorporated by reference to Exhibit 3.1 of Amendment No. 1 to the Company’s Form 1-A filed with the Securities and Exchange Commission on March 9, 2020).
4.1	Form of Worthy II Bond Investor Agreement. (Incorporated by reference to Exhibit 4.1 of Amendment No. 2 to the Company’s Form 1-A filed with the Securities and Exchange Commission on March 12, 2020).
4.2	Form of Worthy II Bond Auto-Invest Program information. (Incorporated by reference to Exhibit 4.2 of Amendment No. 2 to the Company’s Form 1-A filed with the Securities and Exchange Commission on March 12, 2020).
6.1	Amended and Restated Management Services Agreement dated March 5, 2020, by and between Worthy Management, Inc. and Worthy Peer Capital II, Inc. (Incorporated by reference to Exhibit 6.1 of Amendment No. 1 to the Company’s Form 1-A filed with the Securities and Exchange Commission on March 9, 2020).

29

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly organized.

Dated: June 19, 2020	Worthy Peer Capital II, Inc.

	By:	/s/ Sally Outlaw
Sally Outlaw
Chief Executive Officer, principal executive officer

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

Dated: June 19, 2020	/s/ Sally Outlaw
Sally Outlaw
Director, Chief Executive Officer, principal executive officer

Dated: June 19, 2020	/s/ Alan Jacobs
Alan Jacobs
Director, Executive Vice President and Chief Operating Officer

Dated: June 19, 2020	/s/ Joseph D’Arelli
Joseph D’Arelli
Senior Vice President and Chief Financial officer; principal financial and accounting officer

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